                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                             REG. (S) 240.14a-101.

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:


[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 VENCOR, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies: _________

  (2) Aggregate number of securities to which transaction applies: ____________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      __________________________________________________________________________

  (4) Proposed maximum aggregate value of transaction: ________________________

  (5) Total fee paid: _________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: _________________________________________________

  (2) Form, Schedule or Registration Statement No.: ___________________________

  (3) Filing Party: ___________________________________________________________

  (4) Date Filed: _____________________________________________________________

Notes: ________________________________________________________________________

                                     LOGO

                                 VENCOR, INC.
                             3300 Providian Center
                            400 West Market Street
                          Louisville, Kentucky 40202

                                                                 March 28, 1997
Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Thursday, May 15, 1997, at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky.

  The Board of Directors appreciates your interest in the Company. Regardless of whether you plan to attend the meeting, it is important that your shares be represented. Please sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.
                                         Sincerely,

                                   LOGO
                                         W. Bruce Lunsford
                                         Chairman of the Board,
                                           President and Chief Executive
                                             Officer

                                 VENCOR, INC.
                             3300 PROVIDIAN CENTER
                            400 WEST MARKET STREET
                          LOUISVILLE, KENTUCKY 40202

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 15, 1997

To the Stockholders of VENCOR, INC.:

  The Annual Meeting of Stockholders of Vencor, Inc. will be held on Thursday, May 15, 1997 at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky, at 9:00 a.m. (EDT), for the following purposes:

  (1) To fix the number of directors at ten and to elect a board of ten directors;

  (2) To consider and approve the 1997 Stock Option Plan for Non-Employee Directors;

  (3) To consider and approve the 1997 Incentive Compensation Plan; and

  (4) To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 20, 1997, will be entitled to vote at the meeting and any adjournments thereof.

  IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                         W. Bruce Lunsford
                                         Chairman of the Board,
                                           President and Chief Executive
                                             Officer

                                 VENCOR, INC.
                             3300 PROVIDIAN CENTER
                            400 WEST MARKET STREET
                          LOUISVILLE, KENTUCKY 40202
                                (502) 596-7300

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 15, 1997

                              GENERAL INFORMATION

  The Annual Meeting of Stockholders (the "Annual Meeting") of Vencor, Inc. (the "Company") will be held at 9:00 a.m., EDT on Thursday, May 15, 1997, at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky. This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting and at any adjournments thereof.

  Only stockholders of record at the close of business on March 20, 1997, are entitled to vote at the meeting or any adjournments thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 3300 Providian Center, 400 West Market Street, Louisville, Kentucky. At the record date, 68,943,192 shares of the Company's common stock, par value $.25 per share ("Common Stock") were outstanding. Each share of Common Stock entitles the owner to one vote. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

  The Company intends to first distribute this Proxy Statement and the materials accompanying it on or about March 28, 1997. The Annual Report of the Company for the year ended December 31, 1996 accompanies this Proxy Statement. The consolidated financial statements of the Company for the year ended December 31, 1996 are included as Exhibit A to this Proxy Statement.

  If the proxy is properly signed, returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted (1) in favor of the nominees for director named in the Proxy Statement, (2) in favor of approving the Company's 1997 Stock Option Plan for Non-Employee Directors, (3) in favor of approving the Company's 1997 Incentive Compensation Plan, and (4) in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting. An admission ticket will be required in order to attend the Annual Meeting. The enclosed proxy specifies the manner in which an admission ticket for the Annual Meeting may be obtained.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. However, such revocation must be made in writing and received by the General Counsel of the Company at the Company's principal executive offices at 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202 at or before the time and date of the Annual Meeting. A stockholder may also attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be automatically revoked.

  The cost of soliciting proxies by the Board of Directors will be borne by the Company. Such solicitation will be made by mail and in addition may be made personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company's regularly retained investor relations firm, Corporate Communications, Inc., may also solicit proxies by telephone and mail. Forms of proxies and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock. The Company will reimburse such parties for their reasonable out-of-pocket expenses incurred in connection with the distribution.

                             ELECTION OF DIRECTORS

  Management recommends that the number of directors be set at ten and that ten directors be elected at the Annual Meeting. Each director elected at the Annual Meeting will serve, subject to the provisions of the Bylaws, until his or her successor is duly elected and qualified. The names of the nominees proposed for election as directors, all of whom are presently directors of the Company except for Mr. Bridgeman and Ms. Chao, together with certain information concerning the nominees, are set forth below:

                            NOMINEES FOR DIRECTORS

  MICHAEL R. BARR (age 47), a founder of the Company, physical therapist and certified respiratory therapist, has served as Chief Operating Officer and Executive Vice President of the Company since February 1996. From November 1995 to February 1996, he was Executive Vice President of the Company and Chief Executive Officer of the Company's Hospital Division. Mr. Barr served as Vice President, Operations from 1985 to November 1995. He has been a director of the Company since 1985. Mr. Barr is a director of Colorado MEDtech, Inc., a medical products and equipment company.

  WALTER F. BERAN (age 70) has served as a director of the Company since September 1995. Since September 1986, Mr. Beran has served as Chairman of the Pacific Alliance Group, a merger and acquisition services firm. Previously, Mr. Beran served as Vice Chairman and Western Regional Managing Partner of the accounting firm of Ernst & Whinney (now Ernst & Young LLP) from 1971 until his retirement in September 1986. Mr. Beran also serves as a director of Arco Chemical Company, Pacific Scientific Company and Fleetwood Enterprises, Inc.
(1)

  ULYSSES L. BRIDGEMAN, JR. (age 43) has been President of Bridgeman Foods, Inc., a franchisee of 51 Wendy's Old Fashioned Hamburger Restaurants, since 1988.

  ELAINE L. CHAO (age 43) is a Distinguished Fellow of The Heritage Foundation in Washington, D.C. From 1992 to 1996, Ms. Chao was President and Chief Executive Officer of the United Way of America. From 1991 to 1992, she served as the Director of the Peace Corps. Ms. Chao is a director of Dole Food Company, Inc. and NASD, Inc.

  DONNA R. ECTON (age 49) has served as a director of the Company since 1992. Since December, 1996, Ms. Ecton has been Chief Operating Officer of PETsMART, Inc., a pet supplies retailer. From 1995 to 1996, she was Chairman, President and Chief Executive Officer of Business Mail Express, Inc., an expedited print and mail services company. From 1991 to 1994, she was President and Chief Executive Officer of Van Houten North America, Inc. and Andes Candies Inc., confectionery products businesses. Ms. Ecton is a director of Barnes Group, Inc., a diversified manufacturing, aerospace and distribution company, PETsMART, Inc., and H&R Block, Inc. (1)

  GREG D. HUDSON (age 48) has served as a director of the Company since 1991. He has been President of Hudson Chevrolet-Oldsmobile, Inc. since 1988. (2)

  WILLIAM H. LOMICKA (age 59) has served as a director of the Company since 1987. Since 1989, he has served as President of Mayfair Capital, Inc., a private investment firm. Mr. Lomicka serves as a director of Regal Cinemas, Inc., a regional motion picture exhibitor, and Sabratek Corporation, a company which designs, produces and markets medical products for the alternative site healthcare marketplace. (1)(3)

  W. BRUCE LUNSFORD (age 49), a founder of the Company, certified public accountant and attorney, has served as Chairman of the Board, President and Chief Executive Officer of the Company since the Company commenced operations in 1985. Mr. Lunsford is the Chairman of the Board of Atria Communities, Inc. and a director of National City Corporation, a bank holding company, Churchill Downs Incorporated, and Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services. (3)

  W. EARL REED, III (age 45), a certified public accountant, has served as a director of the Company since 1987. He has been Chief Financial Officer and Executive Vice President of the Company since November 1995. From 1987 to November 1995, Mr. Reed served as Vice President, Finance and Development of the Company.

  R. GENE SMITH (age 62), a founder of the Company, has served as a director of the Company since 1985 and Vice Chairman of the Board since 1987. From 1987 to 1995, Mr. Smith was President of New Jersey Blockbuster, Ltd., which held the Blockbuster Video franchise for northern New Jersey. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast-food restaurants. Since 1993, Mr. Smith has been Managing General Partner of Direct Program Services, a provider of direct broadcast satellite television services. Mr. Smith is also a director of Atria Communities, Inc.
(2)(3)

  The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Directors' ages are given as of January 1, 1997.
--------
(1) Member of the Audit Committee, of which William H. Lomicka is Chairman. William C. Ballard Jr., whose term of office expires at the Annual Meeting, is also a member of the Audit Committee.
(2) Member of the Executive Compensation Committee, of which R. Gene Smith is Chairman. Jack O. Vance, whose term of office expires at the Annual Meeting, is also a member of the Executive Compensation Committee.
(3) Member of the Executive Committee, of which W. Bruce Lunsford is Chairman. William C. Ballard Jr. is also a member of the Executive Committee.

  SHARES OF COMMON STOCK OF THE COMPANY COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED ON THE PROXY. The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  During 1996, the Board of Directors of the Company held six regular meetings. The Company has an Executive Compensation Committee and an Audit Committee. The Company does not have a nominating or similar committee.

  The Executive Compensation Committee held one meeting in 1996. The functions of the Executive Compensation Committee are to establish annual salary levels, approve fringe benefits and administer any special compensation plans or programs for executive officers of the Company.

  The Audit Committee held three meetings during 1996. The Audit Committee reviews the adequacy of the Company's system of internal controls and accounting practices. In addition, the Audit Committee reviews the scope of the annual audit of the Company's auditors, Ernst & Young LLP, prior to its commencement, and reviews the types of services for which the Company retains Ernst & Young LLP.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                       DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) each of the five most highly compensated executive officers of the Company and (d) all of the Company's directors or nominees for director and executive officers as of January 15, 1997, as a group.

 NAME OF INDIVIDUAL OR                             COMMON STOCK        PERCENT
    NUMBER IN GROUP                          BENEFICIALLY OWNED/1/,/2/ OF CLASS
 ---------------------                       ------------------------- --------
William C. Ballard Jr. .....................            31,720/3/           *
Michael R. Barr.............................           445,804/4/           *
Walter F. Beran.............................            12,674/5/           *
Ulysses L. Bridgeman, Jr. ..................                 -              *
Elaine L. Chao..............................                 -              *
Donna R. Ecton..............................             7,181/6/           *
Jill L. Force...............................            66,028/7/           *
Greg D. Hudson..............................           196,314/8/           *
Thomas T. Ladt..............................           113,265/9/           *
William H. Lomicka..........................            58,207              *
W. Bruce Lunsford...........................         2,386,618/10/        3.5%
W. Earl Reed, III...........................           354,815              *
R. Gene Smith...............................         1,539,930/11/        2.2%
Jack O. Vance...............................             3,219/12/          *
All executive officers, directors and
 nominees as a group (16 persons)...........         5,259,136            7.6%
Firstar Corporation.........................         5,343,279/13/        7.7%
Firstar Investment Research & Management
 Company....................................         5,340,879/14/        7.7%
Tenet Healthcare Corporation................         8,301,067/15/       12.1%
Wellington Management Company, LLP..........         3,750,802/16/        5.4%

--------
(*) Less than 1%
(1) Beneficial ownership of shares, for purposes of this Proxy Statement, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Beneficial ownership is given as of January 15, 1997, except as otherwise noted below.
(2) Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right, or in shares held for their benefit in the Company's 401(k) Plan. The numbers shown include the shares which may be acquired by them through the exercise of options, which are exercisable as of, or within 60 days after, January 15, 1997, under the Company's stock option plans as follows: Mr. Ballard--26,720 shares; Mr. Barr--97,392 shares; Mr. Beran--703 shares; Ms. Ecton--7,031 shares; Ms. Force--40,001 shares; Mr. Hudson--3,516 shares; Mr. Ladt--53,738 shares; Mr. Lomicka--26,720 shares; Mr. Lunsford--335,097 shares; Mr. Reed--109,627 shares; Mr. Smith--26,720 shares; and Mr. Vance--703 shares. The number of shares shown does not include shares which may be issued to executive officers upon the satisfaction of performance goals. See "Long-Term Incentive Awards."
(3) Includes an aggregate of 3,000 shares held by charitable remainder trusts for the benefit of family members.
(4) Excludes 44,744 shares held in trust for his minor children and 3,750 shares held in trust for other family members.
(5) Excludes 609 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.

(6) Excludes 1,153 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
(7) Includes 5,625 shares held by Ms. Force jointly with her spouse. Also includes 2,812 shares held in her spouse's individual retirement account and 1,400 shares held by her spouse as custodian for their children. Ms. Force shares voting and investment power with her spouse with regard to these shares.
(8) Includes 176,921 shares with respect to which Mr. Hudson shares voting and investment power with his spouse, 562 shares held by a trust of which Mr. Hudson is a co-trustee, 13,392 shares held by his gift trust, and 1,923 shares held by a trust for the benefit of Mr. Hudson and his siblings. Excludes 2,209 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
(9) Includes 7,029 shares held by his spouse as custodian for his children and 20,058 shares held by his spouse. With respect to these 27,087 shares, Mr. Ladt shares voting and investment power with his spouse.
(10) Includes 71,412 shares held by a private foundation with respect to which Mr. Lunsford has sole voting power and shared investment power. Excludes 16,365 shares held in trust for the benefit of his children.
(11) Includes 36,250 shares held by a private foundation with respect to which Mr. Smith shares voting and investment power and 140,625 shares held by a limited partnership with respect to which he has sole voting and investment power.
(12) Includes 2,450 shares held in the Vance Family Trust of which Mr. Vance is the trustee and 66 shares held by Mr. Vance as custodian for his grandchildren. Excludes 574 phantom stock units held under the Company's Non-Employee Directors Deferred Compensation Plan.
(13) The ownership given for Firstar Corporation is based on information contained in the Schedule 13G dated February 14, 1997, filed by Firstar Corporation with the Securities and Exchange Commission. The address of Firstar Corporation is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.
(14) The ownership given for Firstar Investment Research & Management Company is based on information contained in the Schedule 13G dated February 14, 1997, filed by Firstar Investment Research & Management Company with the Securities and Exchange Commission. The address of Firstar Investment Research & Management Company is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Firstar Investment Research & Management Company is a subsidiary of Firstar Corporation.
(15) The ownership given for Tenet Healthcare Corporation is based on information contained in the Schedule 13G dated January 10, 1996, filed by Tenet Healthcare Corporation and certain subsidiaries with the Securities and Exchange Commission. The address of Tenet Healthcare Corporation and such subsidiaries is 3820 State Street, Santa Barbara, California 93105.
(16) The ownership given for Wellington Management Company, LLP is based on information contained in the Schedule 13G dated February 13, 1997, filed by Wellington Management Company, LLP with the Securities and Exchange Commission. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

                       EXECUTIVE COMPENSATION PHILOSOPHY

  The Executive Compensation Committee of the Board of Directors is composed entirely of outside directors. The Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company. The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers.

                       EXECUTIVE COMPENSATION COMPONENTS

  The key components of the Company's compensation program are base salary, an annual incentive award and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewards successful financial performance and aligns executive officers' interests with those of stockholders. The Executive Compensation Committee reviews each component of executive compensation on an annual basis.

  BASE SALARY. Base salaries for executive officers are set near the minimum levels believed by the Executive Compensation Committee to be sufficient to attract and retain qualified executive officers. Base pay increases are provided to executive officers based on an evaluation of each executive's performance, as well as the performance of the Company as a whole. While the Committee does not establish a specific formula or target to determine base salaries, the Committee considers the financial performance of the Company as compared to companies included in the Standard & Poor's Hospital Management Composite Index ("Hospital Index"). In this regard, the Committee primarily considers earnings growth and to a lesser degree asset growth. The Committee also considers the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Executive Compensation Committee believes that executive officer base salaries for 1996 were lower than the average base salaries paid by companies included in the Hospital Index.

  ANNUAL INCENTIVE. The Executive Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company earnings criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, at the beginning of each year, the Executive Compensation Committee establishes potential bonuses for executive officers based on the Company's achievement of certain earnings per share goals within the ranges established by the Executive Compensation Committee. The Executive Compensation Committee established the annual bonus targets for 1996 up to 50% of base salaries contingent upon the Company's achievement of a range of the predetermined earnings per share goals. The Committee established the potential bonuses and earnings per share criteria based on the Committee's judgment as to desirable financial results for the Company and the appropriate percentage of compensation which should be based on the attainment of such results. For 1996, the Executive Compensation Committee awarded bonuses equal to 30% of base salary based on the achievement of predetermined earnings per share goals.

  EQUITY PARTICIPATION THROUGH OPTIONS AND PERFORMANCE SHARES. The Executive Compensation Committee believes that equity participation is a key component of its executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company's stockholders and the reward provided to executive officers. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability and the practices of companies such as those included in the Hospital Index. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of the Company's stockholders. Stock options also provide an effective incentive for management to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years.

  Options to purchase 300,000 shares of the Company's Common Stock were granted to the Company's five most highly compensated executive officers, including Mr. Lunsford, in 1996 with an exercise price equal to the fair market value of the underlying Common Stock at the date of grant ($25.50). To encourage long-term performance, these options vest cumulatively in four annual installments of 25% and expire ten years from the date of grant. The Committee granted this number of options based on its judgment that this number is appropriate and desirable considering these executive officers' actual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of each executive officer's ability, skills, efforts and leadership.

  In November 1995, the Committee authorized performance share agreements with its five most highly compensated executive officers providing for the potential issuance, over a period of five years in annual installments, of a maximum of 300,000 shares of the Company's Common Stock. The second performance period expired on December 31, 1996. The Committee determined on March 10, 1997 that certain performance goals (based on earnings per share) had been met for this period and the five most highly compensated executive officers of the Company were allocated a total of 40,000 of a potential 60,000 shares of the Company's Common

Stock available under the performance share agreements for 1996. Any future entitlement to performance shares is contingent upon the satisfaction of performance goals, as set forth in the performance share agreements.

                    COMPENSATION OF CHIEF EXECUTIVE OFFICER

  Consistent with the executive compensation policy and components described above, the Executive Compensation Committee determined the salary, bonus and stock options received by W. Bruce Lunsford, Chairman of the Board, President and Chief Executive Officer of the Company, for services rendered in 1996. Mr. Lunsford received a base salary of $650,000 for 1996. The Committee believes that this base salary was below average base salaries paid to chief executive officers of companies included in the Hospital Index. Mr. Lunsford earned a $195,000 bonus under the Company's 1987 Incentive Compensation Program.
Mr. Lunsford received the bonus for the Company surpassing certain earnings per share goals specified in advance by the Executive Compensation Committee. Mr. Lunsford also received options to purchase 160,000 shares of the Company's Common Stock in 1996. The Committee determined the number of options granted to Mr. Lunsford based on its judgment that this number was appropriate and desirable in light of his actual and potential contribution to the Company and his vision and leadership in connection with the successful assimilation with the Company of the businesses acquired in the merger with The Hillhaven Corporation. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of Mr. Lunsford's abilities, skills, efforts and leadership.

  In 1995, the Committee authorized an agreement with Mr. Lunsford providing for the issuance of a maximum of 160,000 performance shares over a period of five years in five annual installments, contingent upon the satisfaction of annual performance standards. The Committee continues to believe it is in the best interests of the Company to tie a significant additional amount of Mr. Lunsford's potential compensation to the Company's long-term performance. On March 10, 1997, the Committee determined that certain performance goals for 1996 had been met and 21,333 of a potential 32,000 performance shares available under the performance agreement were allocated to Mr. Lunsford. The actual delivery of the shares will be deferred to preserve the Company's ability under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to deduct compensation paid to Mr. Lunsford.

                   OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), publicly held companies may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any year for each such officer. The Company will continue its efforts to preserve tax deductibility of compensation where it is reasonable and feasible to do so.

                                           EXECUTIVE COMPENSATION COMMITTEE

                                                    R. Gene Smith, Chairman
                                                    Greg D. Hudson
                                                    Jack O. Vance

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table sets forth the compensation paid by the Company to each of the Company's five most highly compensated executive officers, including the Chairman of the Board, President and Chief Executive Officer:

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                         ANNUAL COMPENSATION         COMPENSATION
                                    -------------------------------- ------------
                                                    BONUS
                                             -----------------------   OPTIONS
          NAME AND                                       PERFORMANCE   (NO. OF        ALL OTHER
     PRINCIPAL POSITION        YEAR  SALARY  CASH/1/      SHARES/2/   SHARES)/3/   COMPENSATION/4/
     ------------------        ---- -------- --------    ----------- ------------  ---------------
W. Bruce Lunsford              1996 $650,000 $195,000    $  766,655    280,000/5/      $ 4,500
Chairman of the Board,         1995  500,000  250,000     1,088,000    230,000           4,500
President and Chief            1994  368,000  684,000/6/          -     60,000/7/        4,500
Executive Officer
Michael R. Barr                1996 $300,000 $ 90,000    $  191,655     80,000/5/      $12,648
Chief Operating Officer        1995  225,000  112,500       272,000     65,000           4,500
and Executive Vice             1994  189,000  144,500/6/          -     22,500/7/        4,500
President
W. Earl Reed, III              1996 $300,000 $ 90,000    $  191,655     80,000/5/      $ 4,500
Chief Financial Officer and    1995  225,000  112,500       272,000     65,000           4,500
Executive Vice President       1994  189,000  144,500/6/          -     22,500/7/        4,500
Thomas T. Ladt                 1996 $240,000 $ 72,000    $  167,720     53,000/5/      $ 4,500
Executive Vice President       1995  150,000   75,000       238,000     52,500           4,500
Operations                     1994  120,000   60,000             -     10,500/7/        1,800
Jill L. Force/8/               1996 $145,000 $ 43,500    $  119,780     35,000/5/      $ 5,828
Senior Vice President,         1995  125,000   62,500       170,000     37,000           3,984
General Counsel and Secretary  1994  105,000   24,000             -      7,500/7/        3,879

--------
(1) Except as otherwise specified below, the amounts shown represent cash bonuses awarded under the Company's 1987 Incentive Compensation Program which were based on the Company's profitability.
(2) Amounts in this column represent the fair market value, on the date of allocation, of performance shares awarded to the named persons upon satisfaction of certain performance goals for 1996 and 1995. The table below provides the number of performance shares allocated to each recipient for 1996 and 1995. See "Long-Term Incentive Awards."

                               MR. LUNSFORD MR. BARR MR. REED MR. LADT MS. FORCE
                               ------------ -------- -------- -------- ---------
   1996.......................    21,333     5,333    5,333    4,667     3,333
   1995.......................    32,000     8,000    8,000    7,000     5,000

(3) The 1994 amounts have been adjusted to reflect the Company's 3-for-2 stock split distributed on October 25, 1994.
(4) Except for 1996, the amounts in this column represent contributions by the Company for the benefit of the named persons pursuant to the Company's Retirement Savings Plan. For 1996, the amounts in this column represent contributions for the benefit of the named persons to the Company's Retirement Savings Plan and Deferred Compensation Plan as follows:

                              MR. LUNSFORD MR. BARR MR. REED MR. LADT MS. FORCE
                              ------------ -------- -------- -------- ---------
   Retirement Savings Plan...    $4,500    $ 4,500   $4,500   $4,500   $4,500
   Deferred Compensation
    Plan.....................         -      8,148        -        -    1,328
                                 ------    -------   ------   ------   ------
   Total.....................    $4,500    $12,648   $4,500   $4,500   $5,828
                                 ======    =======   ======   ======   ======

(5) Includes options issued in exchange for options to purchase shares of a wholly-owned subsidiary of the Company, Ventech Systems, Inc., previously awarded to the named persons in the following amounts: Mr. Lunsford-- 120,000 shares; Mr. Barr--40,000 shares; Mr. Reed--40,000 shares; Mr. Ladt--18,000 shares; and Ms. Force--10,000 shares. See footnote 7.
(6) Includes a special bonus paid as follows in recognition of management's completion of a self-tender offer in the last quarter of 1993: Mr. Lunsford--$500,000; Mr. Barr--$50,000; and Mr. Reed--$50,000.
(7) In addition, options were granted to purchase shares of a wholly-owned subsidiary, Ventech Systems, Inc., as follows: Mr. Lunsford--120,000 shares; Mr. Barr--40,000 shares; Mr. Reed--40,000 shares; Mr. Ladt--18,000 shares; and Ms. Force--10,000 shares. See footnote 5.
(8) Ms. Force first became an executive officer of the Company in November
    1995.

  On November 15, 1995, the Company entered into change-in-control severance agreements with certain of its key employees, including its five most highly compensated executive officers. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years of a change in control of the Company if: (1) the Company terminates the employee without cause; (2) the employee terminates employment with the Company for good reason (as defined in the agreement) or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively. The benefits to be afforded the Company's five most highly compensated executive officers include: (1) a cash payment equal to two times base salary and bonus and (2) continuation of health, life and disability insurance coverage for two years.

                           COMPENSATION OF DIRECTORS

  During 1996, directors not employed by the Company received $2,000 for each board meeting they attended. Non-employee directors also received $1,000 for each committee meeting they attended. In addition, non-employee directors received a $2,500 retainer for each calendar quarter that they served as a director.

  Pursuant to the Company's Non-Employee Directors Deferred Compensation Plan, a non-employee director may defer in stock or cash the receipt of fees which would otherwise be paid to the director for services on the board and its committees. Directors who choose to defer fees may elect to have the deferred amounts invested 100% in shares of the Company's Common Stock ("Share Election") or to accumulate and earn interest ("Cash Election"). If a Share Election is made, the director's deferral account is credited with 110% of the compensation otherwise payable to the director. As of the end of each calendar quarter, such deferred amounts are converted into share equivalents of the Company's Common Stock based on the fair market value of the Common Stock on that date. If a Cash Election is made, the deferred amounts earn interest at a floating rate of interest, compounded annually.

  During 1996, directors not employed by the Company received options pursuant to the Company's Stock Option Plan for Non-Employee Directors (the "Former Directors Plan"). Under the Former Directors Plan, the Company issued, on each January 1, to each of the Company's non-employee directors an option to purchase 2,813 shares of Common Stock with an exercise price equal to the fair market value of Common Stock on the date the option was granted. Accordingly, in 1996, the Company issued options with respect to an aggregate of 19,691 shares to the seven persons who were non-employee directors on January 1, 1996. All options become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. In December, 1996, the Board of Directors approved the Company's 1997 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). Under the Directors Plan, each non-employee director will be granted an option to purchase 3,000 shares of Common Stock on each January 1, with an exercise price equal to the fair market value of the Common Stock on the date the option is granted. The Directors Plan is intended to succeed the Former Directors Plan. For more information on the Directors Plan, see "Proposal to Adopt 1997 Stock Option Plan for Non-Employee Directors" contained elsewhere in this Proxy Statement.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning options to purchase shares of the Company's Common Stock granted in 1996 to the Company's five most highly compensated executive officers, including the Chairman of the Board, President and Chief Executive Officer:

                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO                                            GRANT
                          OPTIONS   EMPLOYEES   EXERCISE PRICE          EXPIRATION     DATE PRESENT
NAME                     GRANTED/1/  IN 1996     PER SHARE/2/              DATE          VALUE/3/
----                     ---------- ---------- -----------------    ------------------ ------------
W. Bruce Lunsford.......  280,000      19.1%   160,000 at $25.50    160,000 on 7/22/06  $1,716,800
                                               120,000 at $25.50/4/ 120,000 on 7/22/06   1,287,600
Michael R. Barr.........   80,000       5.5%    40,000 at $25.50     40,000 on 7/22/06     429,200
                                                40,000 at $25.50/4/  40,000 on 7/22/06     429,200
W. Earl Reed, III.......   80,000       5.5%    40,000 at $25.50     40,000 on 7/22/06     429,200
                                                40,000 at $25.50/4/  40,000 on 7/22/06     429,200
Thomas T. Ladt..........   53,000       3.6%    35,000 at $25.50     35,000 on 7/22/06     375,550
                                                18,000 at $25.50/4/  18,000 on 7/22/06     193,140
Jill L. Force...........   35,000       2.4%    25,000 at $25.50     25,000 on 7/22/06     268,250
                                                10,000 at $25.50/4/  10,000 on 7/22/06     107,300

--------
(1) Except as disclosed in footnote 4 below, all options shown in the above table become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. All options become fully exercisable upon a change in control of the Company.
(2) All options were granted at fair market value (closing price on the New York Stock Exchange on the date of grant). The exercise price and any tax withholding obligations related to exercise may be paid by delivery of shares of Common Stock.
(3) The Company used the Black-Scholes model of option valuation to determine grant date present value. The present value calculation for the options granted on July 22, 1996 is based on, among other things, the following assumptions: (a) a .24 expected volatility factor, (b) a 6.33% risk-free interest rate, (c) no dividend yield, and (d) expected term of seven years. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. There is no assurance that the value, if any, realized by the option holder will be at or near the value estimated under the Black-Scholes model.
(4) These options were issued in exchange for options to purchase shares of a wholly-owned subsidiary of the Company, Ventech Systems, Inc. Substantially all of the operations of Ventech System, Inc. were consolidated into the Company during 1996. These options are exercisable as follows: 60% on January 22, 1997, an additional 20% on January 22, 1998, and are fully exercisable on January 22, 1999.

                         OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Company's five most highly compensated executive officers (including the Chairman of the Board, President and Chief Executive Officer) concerning the exercise of options during 1996 and unexercised options held as of December 31, 1996:

                      AGGREGATE OPTION EXERCISES IN 1996
                          AND YEAR-END OPTION VALUES

                                                                          VALUE OF UNEXERCISED
                          SHARES                NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                         ACQUIRED                OPTIONS AT 12/31/96         AT 12/31/96/2/
                            ON       VALUE    ------------------------- -------------------------
   NAME                  EXERCISE REALIZED/1/ EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  -------- ----------- ----------- ------------- ----------- -------------
W. Bruce Lunsford.......  17,813  $  279,664    263,097      497,498    $3,371,902   $3,019,716
Michael R. Barr.........  20,000     552,947     73,392      145,623       758,958      905,076
W. Earl Reed, III....... 237,188   5,754,340     85,627      145,623       969,929      905,076
Thomas T. Ladt..........       -           -     42,938       99,125       560,575      570,559
Jill L. Force...........   5,250     144,953     34,001       67,625       481,130      389,805

--------
(1) These amounts represent the market value of the underlying Common Stock on the date of exercise less the applicable exercise price.
(2) These amounts were calculated by subtracting the exercise price from the market value of the underlying Common Stock as of year-end. The market value of the Common Stock was $31.625 per share as of December 31, 1996 based on the closing price per share on the New York Stock Exchange.

                          LONG-TERM INCENTIVE AWARDS

  In 1995, the Company entered into agreements ("Performance Agreements") whereby the Company may issue shares for each year of a five-year period, which began in 1995, to its five most highly compensated executive officers. The receipt of shares is contingent upon the satisfaction of performance goals established by the Executive Compensation Committee. However, upon a change in control of the Company, as defined in the Performance Agreements, the performance periods will lapse and all unearned performance shares will become fully vested and issuable. Upon the satisfaction of performance goals for 1996 established by the Committee, the five most highly compensated executive officers received 66.7% of the potential performance shares available under the Performance Agreements for 1996. For 1997, the Committee has established four levels of performance goals. Upon the attainment of the various target performance goals for 1997, the Company's five most highly compensated executive officers would each receive 33.3%, 66.7%, 100% or 130% of the number of shares established as the annual goals under the Performance Agreements as follows: W. Bruce Lunsford--32,000 shares; Michael R. Barr--8,000 shares; W. Earl Reed, III--8,000 shares; Thomas T. Ladt--7,000 shares; and Jill L. Force--5,000 shares. The shares shown in the following chart represent the maximum number of shares which may be issued for the remaining three annual performance periods under the Performance Agreements:

   NAME                                     NUMBER OF SHARES PERFORMANCE PERIODS
   ----                                     ---------------- -------------------
W. Bruce Lunsford..........................     106,667           1997-1999
Michael R. Barr............................      26,667           1997-1999
W. Earl Reed, III..........................      26,667           1997-1999
Thomas T. Ladt.............................      23,333           1997-1999
Jill L. Force..............................      16,667           1997-1999

                               PERFORMANCE GRAPH

  The following graph summarizes the cumulative total return to holders of the Company's Common Stock from December 31, 1991 to December 31, 1996, compared to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Hospital Management Composite Index.

                                     LOGO
                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                   AMONG VENCOR, INC., S&P 500 INDEX AND S&P
                             HOSPITAL MANAGEMENT

                        PERFORMANCE GRAPH APPEARS HERE

                                                            S&P
Measurement Period           VENCOR,           S&P          HOSPITAL
(Fiscal Year Covered)        INC.              500 INDEX    MANAGEMENT
---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1991    $100              $100         $100
FYE 12/31/1992               $100              $108         $ 78
FYE 12/31/1993               $ 83              $118         $117
FYE 12/31/1994               $116              $120         $125
FYE 12/31/1995               $135              $165         $174
FYE 12/31/1996               $131              $203         $204

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As of December 31, 1996, the following persons served on the Executive Compensation Committee of the Company's Board of Directors: R. Gene Smith, Greg D. Hudson and Jack O. Vance. Although R. Gene Smith serves as Vice Chairman of the Board, none of the Executive Compensation Committee members are employees of the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1989, the Company adopted a policy which provides that any transaction between the Company and any of its officers, directors or their affiliates must be approved by the disinterested members of the Company's Board of Directors and must be on terms no less favorable to the Company than those available from unaffiliated parties.

  On September 28, 1995, the Company consummated its merger with The Hillhaven Corporation (the "Merger"). Following the Merger, Walter F. Beran and Jack O. Vance became directors of the Company. Mr. Beran is currently a nominee for election to the Board of Directors and Mr. Vance's term as a director will expire at the Annual Meeting. In connection with the Merger, the Company agreed to fulfill Hillhaven's obligations under Hillhaven's Directors' Retirement Plan with respect to each of Hillhaven's outside directors, including Mr. Beran and Mr. Vance. Under the Directors' Retirement Plan, each Hillhaven outside director will receive an annual retirement payment of $25,440 for a period of ten years following the Merger.

  The Company currently manages seven nursing centers owned by Tenet Healthcare Corporation, a more than five percent stockholder of the Company. Under the management agreements for these nursing centers, the Company provides all necessary management functions in return for approximately five and one-half percent of the monthly net revenues generated at such nursing centers. The Company may also be entitled to certain incentive fees if actual results exceed budgeted amounts. During 1996, the Company earned approximately $2.7 million in revenues from the management of these seven nursing centers.

      PROPOSAL TO ADOPT 1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  The Board of Directors has adopted, and recommends that stockholders approve, the Company's 1997 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan is similar to and is intended to succeed the Company's 1987 Stock Option Plan for Non-Employee Directors. The Company does not intend to make additional grants under the 1987 Stock Option Plan for Non-Employee Directors. The purpose of the Directors Plan is to attract and retain highly qualified non-employee directors by permitting them to obtain or increase their proprietary interest in the Company. Currently, the Company has seven non-employee directors.

  The Directors Plan became effective upon adoption by the Board of Directors but the Directors Plan will be rescinded and all awards granted thereunder will be null and void unless the Directors Plan is approved by the stockholders at the Annual Meeting.

  The Directors Plan provides for annual awards of options to each of the Company's non-employee directors. The principal provisions of the Directors Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Directors Plan, a copy of which is included with this Proxy Statement as Exhibit B. Terms not defined herein shall have the same meanings as set forth in the Directors Plan.

PLAN ADMINISTRATION

  The Directors Plan is designed to operate automatically and not require any significant administration. To the extent administration is required, the Directors Plan will be administered by a committee appointed by the Board of Directors which will include two or more directors of the Company or the entire Board. No discretion concerning decisions under the Directors Plan will be afforded to a person who is not a "disinterested person."

SHARES AVAILABLE FOR ISSUANCE

  The Directors Plan provides that 200,000 shares of Common Stock will be available for the granting of awards. The Common Stock subject to the Directors Plan will be authorized but unissued shares or previously acquired shares. Pursuant to the Directors Plan, the number and kind of shares to which awards are subject will be appropriately adjusted in the event of certain changes in capitalization of the Company, including stock dividends and splits, reclassifications, recapitalizations, reorganizations, mergers, consolidations, spin-offs, split-ups, combinations or exchanges of shares, and certain distributions and repurchases of shares.

STOCK OPTIONS

  On January 1 of each year during the term of the Directors Plan, each non-employee director who is elected a director at the preceding annual meeting of stockholders and who is acting as a director on January 1, will receive a grant of an option to purchase 3,000 shares of Common Stock. The exercise price of each option will be equal to the "Fair Market Value" as defined below of the shares on the date of grant. The "Fair Market Value" of the shares means the closing sale price of the shares on the New York Stock Exchange or any national or regional stock exchange on which the shares are traded on the date the Fair Market Value is to be determined. Upon exercise, the exercise price may be paid in cash or, in lieu of all or part of the cash, the optionee may provide the Company with shares owned by the optionee having a Fair Market Value equal to the exercise price.

  Under the Directors Plan, all options are exercisable in four equal annual installments, with the first installment becoming exercisable following the first anniversary of the date of grant of the option. Upon a Change in Control (as defined in the Directors Plan) or the retirement of the director, the optionee will have the right to exercise the option in full as to all shares subject to the option. The exercise period for any stock option will be ten years from the date of grant unless sooner terminated.

  If the optionee ceases to be a director of the Company for any reason other than death, disability, retirement, or removal for cause, the option will terminate on the earlier of three months after the optionee ceases to be a director or on the option's expiration date. During the three month period, such option will be exercisable only with respect to the number of shares which the optionee was entitled to purchase on the day preceding the day on which the optionee ceased to be a director. If the optionee ceases to be a director because of removal for cause, the option will terminate on the date of the optionee's removal. In the event of the optionee's death, disability, or retirement while a director or the optionee's death within three months after the optionee ceases to be a director (other than by reason of removal for cause), the option will terminate upon the earlier of (i) 12 months after the date of the optionee's death, disability, or retirement or (ii) the option's expiration date. During such period, the option will be exercisable for the number of shares as to which the option would have been exercisable on the date preceding the optionee's death or disability. In the event of the retirement of the director, the option will be fully exercisable during such period.

  Generally, options granted under the Directors Plan are not transferable by an optionee except by bequest or the laws of descent and distribution, and during the optionee's lifetime, the option may be exercised only by the optionee. However, an optionee may transfer options, subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and other appropriate restrictions, to the optionee's spouse, lineal descendants, or a trust or other entity exclusively for the benefit of the optionee and such persons.

AMENDMENTS AND TERMINATION

  The Board may amend or terminate the Directors Plan at any time. However, to the extent required to meet (i) conditions for exemption from Section 16(b) of the Exchange Act; (ii) the requirements of any national securities exchange or system on which the shares are then listed or reported; or (iii) the requirements of a regulatory agency having jurisdiction with respect to the Directors Plan, stockholder approval will be necessary for any amendment that would (a) materially increase the total number of shares which may be issued under the Directors Plan, (b) materially modify the eligibility requirements to receive an option under the Directors Plan or (c) materially increase the benefits accruing to non-employee directors.

DURATION

  The Directors Plan became effective upon adoption by the Board. The Directors Plan will terminate on the earliest to occur of (i) the date when all of the shares available under the Directors Plan have been acquired through the exercise of options, (ii) December 31, 2006, or (iii) such other date as the Board may determine.

FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the federal income tax consequence to non-employee directors who may receive awards under the Directors Plan. The discussion is based upon interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), in effect as of January 1, 1997 and regulations promulgated thereunder as of such date.

  The options granted under the Directors Plan are non-qualified stock options. The granting of a non-qualified stock option does not produce taxable income to the optionee or a tax deduction to the Company. Taxable ordinary income generally will be recognized by the optionee at the time of exercise in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate exercise price. In the case of an optionee who is subject to Section 16(b) of the Exchange Act ("Section 16(b)"),
if the optionee has made an unrelated purchase of shares within the six-month period preceding the exercise of the option, it is possible, although unclear as of this date, that the excess of the fair market value of the shares acquired upon the exercise of the option six months after the date of the unrelated purchase would be taxable as ordinary income unless an election is made under Section 83(b) ("Section 83(b) election") of the Code, in which case the results are the same as if the optionee were not subject to Section 16(b). The Company will be entitled to a corresponding Federal income tax deduction at the time the optionee recognizes income. Upon a subsequent taxable disposition of the shares, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share market value at the time of exercise and the per share selling price. To the extent the optionee pays all or part of the exercise price by tendering shares of Common Stock, the tax consequences described above apply except that the number of shares received upon such exercise which is equal to the number of shares surrendered in payment of the option price will have the same basis and tax holding period as the shares surrendered.

NEW PLAN BENEFITS

  On January 1, 1997, each of the Company's seven non-employee directors was granted an option to purchase 3,000 shares of Common Stock at the exercise price of $31.625 per share under the Directors Plan. Consistent with the Directors Plan, each of these options has a ten year term and will become exercisable in four equal installments beginning on January 1, 1998. These options will become null and void unless the Directors Plan is approved by the stockholders at the Annual Meeting. Future awards of options will be made in subsequent years to non-employee directors if and when they are re-elected and serving as of January 1. The closing price per share on the New York Stock Exchange of the Common Stock on March 3, 1997, as reported in The Wall Street Journal, was $34.375.

  Employees of the Company are not eligible to participate in the Directors Plan. A discussion of the Company's 1997 Incentive Compensation Plan follows this proposal.

  Approval of the Directors Plan requires the affirmative vote of the holders of the majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE DIRECTORS PLAN. SHARES OF COMMON STOCK COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED IN FAVOR OF THE DIRECTORS PLAN, UNLESS OTHERWISE SPECIFIED ON THE PROXY.

              PROPOSAL TO ADOPT 1997 INCENTIVE COMPENSATION PLAN

  The Board of Directors has adopted, and recommends that stockholders approve, the Company's 1997 Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan is similar to and is intended to succeed the Company's 1987 Incentive Compensation Program. The Board has determined that if the Incentive Plan is approved by the stockholders, no further awards will be granted under the 1987 Incentive Compensation Program after such approval.

  The Incentive Plan became effective upon adoption by the Board of Directors but the Incentive Plan will be rescinded unless the Incentive Plan is approved by the stockholders at the Annual Meeting.

  The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by attracting, retaining, and motivating employees who will be responsible for the long term success and development of the Company. The Incentive Plan provides for the award of a variety of economic incentives to the Company's employees, including stock awards, performance units, restricted stock, cash awards, stock options, and stock appreciation rights ("SARs"). The principal provisions of the Incentive Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Incentive Plan, a copy of which is included with this Proxy Statement as Exhibit C. Terms not defined herein shall have the same meanings as set forth in the Incentive Plan.

PLAN ADMINISTRATION AND ELIGIBILITY

  The Incentive Plan will be administered by a committee (the "Committee") composed of three or more "outside directors" within the meaning of Section 162(m) of the Code. In administering the Incentive Plan, the Committee will determine, among other things: (i) individuals to whom grants of awards will be made; (ii) the type and size of awards; and (iii) the terms of an award including, but not limited to, a vesting schedule, exercise price, restriction or performance criteria, and the length of any relevant performance restriction or option. The Committee may also construe, interpret and correct defects, omissions and inconsistencies in the Incentive Plan.

  All full-time employees of the Company, or any subsidiary, partnership or limited liability company in which the Company owns a majority interest, are eligible to receive awards under the Incentive Plan when designated by the Committee. At December 31, 1996, the Company had approximately 48,300 full-time employees. In selecting employees to receive awards under the Incentive Plan, the Committee must take into consideration such factors as it deems relevant in promoting the purposes of the Incentive Plan, including the duties of the employees, their present or potential contribution to the success of the Company and their anticipated number of years of active service as employees.

SHARES AVAILABLE FOR ISSUANCE

  The Incentive Plan provides that 3,400,000 shares of Common Stock will be available for the granting of awards. The total number of shares of Common Stock with respect to which stock options may be granted to any individual during any calendar year may not exceed 250,000 shares. The maximum number of SARs or performance units which may be awarded to an employee during any calendar year may not exceed 100,000. The maximum amount of a cash award which may be granted to an employee during any calendar year will not be greater than $500,000. The Common Stock subject to the Incentive Plan will be authorized but unissued shares or previously acquired shares. Pursuant to the Incentive Plan, the number and kind of shares to which awards are subject may be appropriately adjusted in the event of certain changes in capitalization of the Company, including stock dividends and splits, reclassifications, recapitalizations, reorganizations, mergers, consolidations, spin-offs, split-ups, combinations or exchanges of shares, and certain distributions, and repurchases, of shares.

STOCK OPTIONS

  The Committee may grant stock options to eligible individuals in the form of incentive stock options or non-qualified stock options. All incentive stock options are intended to qualify under Section 422 of the Code. The exercise period for any stock option will be determined by the Committee at the time of grant but may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a "Ten-Percent Shareholder" as defined in the Incentive Plan). The exercise price per share of the Common Stock covered by a stock option may not be less than 100% of the fair market value of a share of Common Stock on the date of grant (110% in the case of an incentive stock option granted to a Ten-Percent Shareholder). The exercise price is payable, at the Committee's discretion, in cash, in shares of already owned Common Stock, or in any other reasonable consideration that the Committee may deem appropriate. Stock options will be exercisable in installments as determined by the Committee and as set forth in the employee's option agreement. Each option grant may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The Committee may, in its discretion and with appropriate restrictions, authorize any non-qualified stock option to be transferable to the employee's spouse, lineal descendants, a trust or other entity exclusively for the benefit of the employee and such persons.

  If any employee's employment terminates by reason of death or disability, any outstanding stock option will vest fully and be exercisable at any time within two years following the date of death or disability for a non-qualifying stock option and one year following the date of death or disability for an incentive stock option (but in no event beyond the stated term of the option). Upon an employee's retirement, a stock option will be exercisable at any time prior to the end of the stated term of the stock option or two years following the retirement date in the case of a non-qualified stock option and 90 days after retirement, in the case of an incentive stock option, whichever is the shorter period, but only to the extent the stock option is exercisable at retirement. Upon termination for any reason other than for cause, any previously vested stock option will be exercisable for the lesser of 90 days or the balance of the stock option's stated term. In the event of termination for cause, all options, whether or not exercisable, will terminate.

RESTRICTED STOCK

  Subject to the limitations of the Incentive Plan, the Committee may grant restricted stock to eligible employees. Generally, employees receiving restricted stock are not required to pay the Company for the restricted stock (except for applicable tax withholding). Restricted stock awards are shares of Common Stock that are subject to restrictions on transfer or other incidence of ownership where the restrictions lapse based solely on continued employment with the Company for specified periods or based on the achievement of specified performance standards, in either case, as determined by the Committee. The Committee also will determine all terms and conditions pursuant to which such restrictions will lapse. At the discretion of the Committee, certificates representing shares of restricted stock will be deposited with the Company until the restriction period ends. Grantees of restricted stock will have all the rights of a stockholder with respect to the restricted stock and may receive dividends, unless the Committee determines otherwise. Dividends may, at the discretion of the Committee, be deferred until the restriction period ends and may bear interest if the Committee so determines.

  If an employee's employment terminates by reason of death or disability prior to the expiration of the restriction period applicable to any shares of restricted stock then held by the employee, all restrictions pertaining to such shares immediately lapse. Upon termination for any other reason, all restricted shares are forfeited, provided, however, the Committee may provide that the restrictions on some or all of the shares held by an employee shall lapse upon the employee's retirement or other termination of employment other than for cause.

PERFORMANCE UNITS

  The Committee may grant performance units to eligible employees. Each performance unit will specify the performance goals, performance period and the number of performance units granted. The performance period will not be less than six months, nor more than five years, as determined by the Committee. Performance goals are those objectives established by the Committee which may be expressed in terms of earnings per share, price of the Common Stock, pre-tax profit, net earnings, return on equity or assets, revenues, any combination of the foregoing, or such other goals as the Committee may determine. Performance goals may relate to the performance of the Company, a subsidiary, a division or other operating unit of the Company. The Committee must establish performance goals within 90 days of the commencement of the applicable fiscal year. Performance goals may be established as a range of goals if the Committee so desires. If the Committee determines that the performance goals have been met, the employee will be entitled to the appropriate payment with respect thereto. At the option of the Committee, payment may be made solely in shares of Common Stock, solely in cash, or a combination of cash and shares of Common Stock. The award of performance units does not create any rights in such employee as a stockholder of the Company.

  If the employee's employment terminates by reason of death or disability prior to the expiration of the performance period applicable to any performance unit then held by such employee, all restrictions pertaining to such performance units shall lapse and the employee will be entitled to the full amount of any award of performance units. Upon termination for any other reason, all performance units are terminated.

STOCK APPRECIATION RIGHTS AND STOCK AND CASH AWARDS

  The Committee may grant SARs to eligible individuals. SARs constitute a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, with the value equal to the appreciation of the shares to which the SAR relates, determined in accordance with the Incentive Plan. The term of each SAR shall be determined by the Committee, but will not exceed ten years from the date of its grant. The Committee will determine all terms and conditions relating to any award of an SAR.

  The Committee may also award stock and cash awards under the Incentive Plan. Stock and cash awards may be subject to terms and conditions, which may vary from time to time and among employees, as the Committee deems appropriate. Each award of stock or cash may provide for a lesser payment in the event of partial fulfillment of performance goals.

CHANGE IN CONTROL

  Generally, in the event of a Change in Control (as defined in the Incentive
Plan) of the Company, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, if provided in an employee's option agreement, the employee will be permitted to sell the option to the Company generally for an amount equal to the excess of (a) the fair market value of the shares subject to the options over (b) the per share exercise price for such shares. In addition, upon a Change in Control, all restrictions on restricted stock lapse and outstanding performance units become fully vested and immediately payable.

AMENDMENTS AND TERMINATION

  The Board may at any time, terminate, and from time to time, may amend or modify the Incentive Plan. Any such action of the Board may be taken without the approval of the Company's stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation. The Incentive Plan will terminate ten years from its effective date.

FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the Federal income tax consequence to employees who may receive awards under the Incentive Plan. The discussion is based upon interpretations of the Code in effect as of January 1, 1997 and regulations promulgated thereunder as of such date.

  Non-Qualified Stock Options. The granting of non-qualified stock options does not produce taxable income to the recipient or a tax deduction to the Company. Taxable ordinary income will generally be recognized by the optionee at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock purchased at the time of such exercise over the aggregate exercise price. The Company will be entitled to a corresponding Federal income tax deduction. Upon a subsequent taxable disposition of the Common Stock, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share market value at the time of exercise and the per share selling price. To the extent an optionee pays all or part of the exercise price by tendering shares of Common Stock, (other than shares acquired pursuant to the exercise of any incentive stock option where the holding period has not yet been met) the tax consequences described above apply except that the number of shares received upon such exercise which is equal to the number of shares surrendered in payment of the exercise price will have the same basis and tax holding period as the shares surrendered. Special rules may apply to an optionee who is subject to Section 16(b) of the Exchange Act ("Section 16(b)").

  Incentive Stock Options. In the case of an incentive stock option, an optionee will not recognize any taxable income at the time of grant and the Company will not be entitled to an income tax deduction. No ordinary income will be recognized by the holder of an incentive stock option at the time of exercise. However, the excess of the fair market value of the Common Stock at the time of exercise over the aggregate exercise price will be an adjustment to alternative minimum taxable income for purposes of the Federal "alternative minimum tax" at the date of exercise.

  If the optionee holds the shares acquired upon exercise of the incentive stock option for the greater of two years after the date the option was granted or one year after the acquisition of the Common Stock, the difference between the aggregate exercise price and the amount realized upon disposition of the Common Stock will constitute a long-term capital gain or loss, as the case may be, and the Company will not be entitled to a Federal income tax deduction. If the Common Stock is disposed of in a sale, exchange or other "disqualifying disposition" within two years after the date of grant or within one year after the date of exercise: (i) the optionee would realize taxable ordinary income in an amount equal to the excess of the fair market value of the Common Stock at the time of exercise or the sales price, whichever is less, over the aggregate exercise price; (ii) the Company would be entitled to a deduction for such year in the amount of the ordinary income so realized; and (iii) the optionee would realize capital gain in an amount equal to the difference between (a) the amount realized upon the sale of the Common Stock and (b) the exercise price plus the amount of ordinary income, if any, realized upon the disposition. Under proposed Treasury regulations, however, it would appear that where Common Stock which is subject to a substantial risk of forfeiture is disposed of in a disqualifying disposition, the relevant date for determining the amount of ordinary income would be the date the restriction lapses, but in no event may such amount be greater than the sales price. Furthermore, under the proposed Treasury regulations, the Company would not be entitled to a deduction upon a disqualifying disposition unless it withheld Federal income tax. Because the regulations are only in proposed form, the results remain unclear. Special rules may apply to an optionee who is subject to Section 16(b).

  Restricted Stock. In the absence of an election under Section 83(b) of the Code ("Section 83(b) election"), an employee who receives restricted stock will recognize no income at the time of issuance. When the restriction period expires with respect to shares of restricted stock, an employee will recognize ordinary income equal to the fair market value of the Common Stock as of the date the restrictions expire over the amount paid for such Common Stock (if any). The employee's basis for the Common Stock is equal to the amount included in income on the expiration of the restriction period plus the amount paid (if any), and the holding period begins just after the restriction period ends. Any disposition of the Common Stock will result in a long-term or short-term capital gain or loss (depending upon the time the shares are held after the end of the restriction period). Dividends received by an employee on restricted stock constitute ordinary income in the year received. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by an employee at the time such income is included in the employee's income, and also is entitled to a deduction for dividends paid to the employee on shares of Common Stock which remain subject to restrictions.

  If a Section 83(b) election is made within 30 days of the initial award of restricted stock, the restricted stock is treated, for tax purposes, as though the restriction period did not apply. Thus, the employee must include the excess of the fair market value of the Common Stock (computed without regard to the restrictions) on the date of the issuance over the amount paid for the Common Stock, if any, as ordinary income and the holding period begins just after such award date. The Company is entitled to a corresponding deduction for the grant, but dividends on the restricted stock would not be deductible. Any subsequent disposition of the Common Stock by the employee, other than by forfeiture, would result in capital gain or loss, which would be long-term or short-term depending upon the holding period. No deduction is permitted to a employee who has made the Section 83(b) election and who subsequently forfeits the restricted stock, other than a deduction for the amount (if any) the employee paid for the restricted stock, which is treated as a long-term or short-term capital loss, depending upon the holding period. In such case, the Company would be required to include as ordinary income the amount of the deduction it claimed with respect to the restricted stock.

  Performance Units. Generally, performance units granted to an employee will be taxable to the employee in the amount of cash and the fair market value of Common Stock received (unless the sale of the Common Stock could subject the employee to suit under Section 16(b) and the employee does not make a Section 83(b) election, in which case the fair market value of the Common Stock on the date the Common Stock is no longer subject to such restriction (but not later than six months from the date the Common Stock is received) will be the amount recognized). The Company will be entitled to a deduction for such amount at the time it is includable in the income of the employee.

  Stock Appreciation Rights and Stock and Cash Awards. No income is recognized by an employee upon the grant of an SAR. Upon exercise of the SAR, the employee will have ordinary income in an amount equal to the cash received plus the fair market value of any Common Stock received. The Company will be entitled to a deduction for such amount at the time it is includable in the income of the employee. Special rules may apply to an employee who is subject to Section 16(b).

  Upon the payment of a stock or cash award, the fair market value of the Common Stock or the amount of cash received will be ordinary income to the employee. The Company will be entitled to a deduction for such amount at the time it is includable in the income of the employee. In the case of stock awards, special rules may apply to an employee who is subject to Section 16(b).

  Limitations on Company Deductions. Under Section 162(m) of the Code, the Company is prohibited from deducting compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company in excess of $1,000,000 per person. However, compensation that is performance-based will be excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. The Company has structured the Incentive Plan so that any compensation for which the Company may claim a deduction in connection with options, performance units, and SARs may be "performance-based compensation" within the meaning of Section 162(m) of the Code. The only awards under the Incentive Plan which are not performance-based are stock awards, cash awards and awards of restricted stock which are not subject to performance restrictions, and therefore, any amounts for which the Company may claim a deduction in connection therewith will be subject to the limitations on deductibility in Section 162(m) of the Code.

  Under certain circumstances, the acceleration of the exercisability of options, the early lapse of restrictions on restricted stock or performance units, or the making of a cash payment in connection with a Change in Control might be deemed to be an "excess parachute payment" for purposes of the golden parachute tax provisions of Sections 280G and 4999 of the Code. To the extent it is so considered, the employee may be subject to a 20% excise tax, and the Company may be denied a tax deduction.

NEW PLAN BENEFITS

  As described above, the selection of employees who will receive awards under the Incentive Plan, upon approval of the Incentive Plan by the stockholders, and the size and type of awards are generally to be determined by the Committee in its discretion. No awards have been made or granted under the Incentive Plan, nor are any such awards now determinable. Thus, it is not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups of employees in 1997.

  Approval of the Incentive Plan requires the affirmative vote of the holders of the majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCENTIVE PLAN. SHARES OF COMMON STOCK COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED IN FAVOR OF THE INCENTIVE PLAN, UNLESS OTHERWISE SPECIFIED ON THE PROXY.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 1996.

                             INDEPENDENT AUDITORS

  The firm of Ernst & Young LLP, Louisville, Kentucky, has been retained by the Company as independent auditors to audit the financial statements of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Any stockholder proposal intended to be presented at the next Annual Meeting of Stockholders must be received by the Company by November 28, 1997 in order to be considered for inclusion in the Company's proxy material for such meeting.

                                 OTHER MATTERS

  The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

                                                 By Order of the Board of
                                                  Directors,

                                                LOGO
                                                 W. Bruce Lunsford
                                                 Chairman of the Board,
                                                   President and Chief
                                                    Executive Officer
Louisville, Kentucky
March 28, 1997

                                                                      EXHIBIT A

                                 VENCOR, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

                                                                            PAGE
                                                                            ----
Selected Financial Data...................................................   F-2
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   F-3
Report of Independent Auditors............................................   F-7
Consolidated Financial Statements:
  Consolidated Statement of Operations for the years ended December 31,
   1996, 1995 and 1994....................................................   F-8
  Consolidated Balance Sheet, December 31, 1996 and 1995..................   F-9
  Consolidated Statement of Stockholders' Equity for the years ended
   December 31, 1996,
   1995 and 1994..........................................................  F-10
  Consolidated Statement of Cash Flows for the years ended December 31,
   1996, 1995 and 1994....................................................  F-11
  Notes to Consolidated Financial Statements..............................  F-12
  Quarterly Consolidated Financial Information (Unaudited)................  F-25
Financial Statement Schedules (a):
  Schedule II--Valuation and Qualifying Accounts for the years ended
   December 31, 1996,
   1995 and 1994..........................................................  F-26

--------
(a) All other schedules have been omitted because the required information is not present or not present in material amounts.

                                  VENCOR, INC.
                            SELECTED FINANCIAL DATA
                   AS OF AND FOR THE YEARS ENDED DECEMBER 31
            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND STATISTICS)

                             1996        1995        1994        1993        1992
                          ----------  ----------  ----------  ----------  ----------
OPERATIONS:
Revenues................  $2,577,783  $2,323,956  $2,032,827  $1,727,436  $1,575,225
                          ----------  ----------  ----------  ----------  ----------
Salaries, wages and        1,490,938   1,360,018   1,167,181     985,163     921,508
 benefits...............
Supplies................     218,083     188,754     162,053     126,473     117,940
Rent....................      77,795      79,476      79,371      74,323      85,942
Other operating              449,335     416,969     366,621     330,014     299,813
 expenses...............
Depreciation and              99,533      89,478      79,519      69,126      56,408
 amortization...........
Interest expense........      45,922      60,918      62,828      73,559      62,532
Investment income.......     (12,203)    (13,444)    (13,126)    (16,056)    (12,820)
Non-recurring                125,200     109,423      (4,540)      5,769     113,265
 transactions...........
                          ----------  ----------  ----------  ----------  ----------
                           2,494,603   2,291,592   1,899,907   1,648,371   1,644,588
                          ----------  ----------  ----------  ----------  ----------
Income (loss) from            83,180      32,364     132,920      79,065     (69,363)
 operations before
 income taxes...........
Provision for income          35,175      24,001      46,781      10,089      12,051
 taxes..................
                          ----------  ----------  ----------  ----------  ----------
Income (loss) from            48,005       8,363      86,139      68,976     (81,414)
 operations.............
Reinstatement of                   -           -           -           -      24,743
 discontinued
 operations.............
Extraordinary gain
 (loss) on
 extinguishment of debt,
 net of income taxes....           -     (23,252)       (241)     (2,217)        380
Cumulative effect on
 prior years of a change
 in accounting for
 income taxes...........           -           -           -      (1,103)          -
                          ----------  ----------  ----------  ----------  ----------
   Net income (loss)....  $   48,005  $  (14,889) $   85,898  $   65,656  $  (56,291)
                          ==========  ==========  ==========  ==========  ==========
Earnings (loss) per
 common and common
 equivalent share:
 Primary:
 Income (loss) from       $     0.68  $     0.21  $     1.37  $     1.22  $    (1.57)
  operations............
 Reinstatement of                  -           -           -           -        0.47
  discontinued
  operations............
 Extraordinary gain                -       (0.37)          -       (0.04)       0.01
  (loss) on
  extinguishment of
  debt..................
 Cumulative effect on
  prior years of a
  change
  in accounting for
  income taxes..........           -           -           -       (0.02)          -
                          ----------  ----------  ----------  ----------  ----------
   Net income (loss)....  $     0.68  $    (0.16) $     1.37  $     1.16  $    (1.09)
                          ==========  ==========  ==========  ==========  ==========
 Fully diluted:
 Income (loss) from       $     0.68  $     0.29  $     1.28  $     1.22  $    (1.57)
  operations............
 Reinstatement of                  -           -           -           -        0.47
  discontinued
  operations............
 Extraordinary gain                -       (0.32)          -       (0.04)       0.01
  (loss) on
  extinguishment of
  debt..................
 Cumulative effect on
  prior years of a
  change
  in accounting for
  income taxes..........           -           -           -       (0.02)          -
                          ----------  ----------  ----------  ----------  ----------
   Net income (loss)....  $     0.68  $    (0.03) $     1.28  $     1.16  $    (1.09)
                          ==========  ==========  ==========  ==========  ==========
 Shares used in
  computing earnings
  (loss) per common
  and common equivalent
  share:
 Primary................      70,702      62,318      57,037      54,555      52,820
 Fully diluted..........      70,702      71,967      69,014      60,640      52,820
FINANCIAL POSITION:
Working capital.........  $  320,123  $  239,666  $  129,079  $  114,339  $  114,695
Assets..................   1,968,856   1,912,454   1,656,205   1,563,350   1,515,812
Long-term debt..........     710,507     778,100     746,212     784,801     988,998
Stockholders' equity....     797,091     772,064     596,454     485,550     283,791
OPERATING DATA:
Number of hospitals.....          38          36          33          26          18
Number of hospital             3,325       3,263       2,511       2,198       1,717
 licensed beds..........
Number of hospital           586,144     489,612     403,623     293,367     223,483
 patient days...........
Number of nursing                313         311         310         325         369
 centers................
Number of nursing center      39,619      39,480      39,423      40,759      45,419
 licensed beds..........
Number of nursing center  12,566,763  12,569,600  12,654,016  12,770,435  13,709,222
 patient days...........
Number of Vencare              2,205       2,008         948         128           -
 contracts..............
Number of pharmacy                46          55          60          88         131
 outlets................
Number of Atria                   21          22          21          21          22
 communities............
Number of Atria units...       2,942       3,022       2,950       2,993       3,153

                                 VENCOR, INC.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The Selected Financial Data on page F-2 and the consolidated financial statements included herein set forth certain data with respect to the financial position, results of operations and cash flows of Vencor, Inc. ("Vencor" or "the Company") which should be read in conjunction with the following discussion and analysis.

BACKGROUND INFORMATION

  The merger with the Hillhaven Corporation ("Hillhaven") (the "Hillhaven Merger") was consummated on September 28, 1995. At the time of the Hillhaven Merger, Hillhaven operated 311 nursing centers, 56 retail and institutional pharmacies and 23 assisted and independent living communities with 3,122 units. Annualized revenues approximated $1.7 billion. See Note 2 of the Notes to Consolidated Financial Statements for a description of the Hillhaven Merger.

  Prior to its merger with Vencor, Hillhaven completed a merger with Nationwide Care, Inc. ("Nationwide") (the "Nationwide Merger") on June 30, 1995. At the time of the Nationwide Merger, Nationwide operated 23 nursing centers containing 3,257 licensed beds and four assisted and independent living communities with 442 units. Annualized revenues approximated $125 million. See Note 3 of the Notes to Consolidated Financial Statements for a description of the Nationwide Merger.

  As discussed in the Notes to Consolidated Financial Statements, the Hillhaven Merger and Nationwide Merger have been accounted for by the pooling-of-interests method. Accordingly, the accompanying consolidated financial statements and financial and operating data included herein give retroactive effect to these transactions and include the combined operations of Vencor, Hillhaven and Nationwide for all periods presented.

  In the third quarter of 1996, Vencor completed the initial public offering of 5,750,000 shares of its assisted and independent living business, Atria Communities, Inc. ("Atria") (the "IPO"). At December 31, 1996, Vencor owned 10,000,000 shares, or 63.2%, of Atria's outstanding common stock. For accounting purposes, the accounts of Atria continue to be consolidated with those of Vencor and the Company has recorded minority interests in the earnings and equity of Atria since consummation of the IPO. See Note 4 of the Notes to Consolidated Financial Statements for a description of the IPO.

RESULTS OF OPERATIONS

  A summary of revenues follows (dollars in thousands--prior period revenues have been reclassified to conform with the 1996 presentation):

                                 1996                 1995
                          -------------------- --------------------    1994
                            AMOUNT    % CHANGE   AMOUNT    % CHANGE   AMOUNT
                          ----------  -------- ----------  -------- ----------
Hospitals................  $ 551,268    20.8   $  456,486    26.4   $  361,111
                          ----------           ----------           ----------
Nursing centers..........  1,627,479     5.2    1,546,832    11.2    1,390,731
Non-recurring
 transactions............          -              (24,500)                   -
                          ----------           ----------           ----------
                           1,627,479     6.9    1,522,332     9.5    1,390,731
                          ----------           ----------           ----------
Vencare..................    386,730    26.1      306,601    26.9      241,601
Atria....................     51,846     8.1       47,976    20.7       39,758
                          ----------           ----------           ----------
                           2,617,323    12.2    2,333,395    14.8    2,033,201
Elimination..............    (39,540)              (9,439)                (374)
                          ----------           ----------           ----------
                          $2,577,783    10.9   $2,323,956    14.3   $2,032,827
                          ==========           ==========           ==========

  Hospital revenues increased in both 1996 and 1995 from the acquisition of facilities and growth in same-store patient days. Hospital patient days rose 20% to 586,144 in 1996 and 21% to 489,612 in 1995. Price increases in both years were not significant.

  Excluding the effect of non-recurring transactions, nursing center revenue increases resulted primarily from growth in the volume of Medicare patients, who typically require higher levels of medical care. Medicare patient days grew 3% to 1,562,600 in 1996 and 11% to 1,511,300 in 1995. Nursing center revenue growth was adversely impacted by a decline in private pay patient days to 2,812,700 in 1996 from 2,911,500 in 1995 and 3,052,000 in 1994. In an effort to attract increased volumes of Medicare and private pay patients, the Company has adopted a plan to expend approximately $200 million over the next two years to improve existing facilities and expand the range of services provided to accomodate higher acuity patients.

  Vencare, the Company's ancillary services division organized in 1993, provides primarily respiratory and rehabilitation therapy and pharmacy management services to nursing centers and other healthcare providers. Growth in ancillary services revenues in both 1996 and 1995 was primarily attributable to the expansion of the Vencare contract services business. The number of Vencare contracts (most of which relate to respiratory therapy) grew from 948 at the end of 1994 to 2,008 and 2,205 at December 31, 1995 and 1996, respectively.

  Revenues from Vencor's assisted and independent living business, Atria, increased in both years as a result of price increases, growth in occupancy, expansion of ancillary services and, in 1995, the purchase of controlling interest in two communities previously accounted for under the equity method and the effect of two newly constructed communities.

  In the fourth quarter of 1996, Vencor recorded pretax charges aggregating $125.2 million ($79.9 million net of tax) primarily to complete the integration of Hillhaven. In November 1996, Vencor executed a definitive agreement to sell 34 underperforming or non-strategic nursing centers in early 1997. A charge of $65.3 million was recorded in connection with the disposition. In addition, Vencor's previously independent institutional pharmacy business, acquired as part of the Hillhaven Merger, was integrated into Vencare, resulting in a charge of $39.6 million related primarily to costs associated with employee severance and benefit costs (approximately 500 employees), facility close-down expenses and the writeoff of certain deferred costs for services to be discontinued. A provision for loss totaling $20.3 million related to the planned replacement of one hospital and three nursing centers was also recorded in the fourth quarter.

  In the third quarter of 1995, Vencor recorded pretax charges aggregating $128.4 million ($89.9 million net of tax) primarily in connection with the consummation of the Hillhaven Merger. The charges included (i) $23.2 million of investment advisory and professional fees, (ii) $53.8 million of employee benefit plan and severance costs (approximately 500 employees), (iii) $26.9 million of losses associated with the planned disposition of certain nursing center properties and (iv) $24.5 million of charges to reflect Vencor's change in estimates of accrued revenues recorded in connection with certain prior-year nursing center third-party reimbursement issues. During 1996, activities related to the elimination of duplicative corporate and operational functions was substantially completed, and management expects that the dispositions of certain nursing center properties will be concluded in 1997. Operating results for 1995 also include pretax charges of $5.5 million ($3.7 million net of tax) recorded in the second quarter related primarily to the Nationwide Merger.

  Non-recurring transactions related primarily to sales of assets and nursing center restructuring activities increased pretax income by $4.5 million ($2.7 million net of tax) in 1994.

  Income from operations for 1996 totaled $48.0 million, compared to $8.3 million and $86.1 million for 1995 and 1994, respectively. Excluding the effect of non-recurring transactions, 1996 income from operations increased 25% to $127.9 million ($1.81 per share--fully diluted) and 22% to $101.9 million ($1.45 per share--fully diluted) in 1995. The growth in both periods resulted primarily from increased hospital volumes and growth in higher margin ancillary services in both Vencare and the nursing center business and, in 1996, realization of substantial synergies resulting from the Hillhaven Merger. Management believes that additional revenues resulting from patient cross-referrals within the healthcare network created by the Hillhaven Merger aggregated approximately $80 million in 1996. In addition, cost reductions from elimination of duplicative functions, increased cost efficiencies and refinancing of long-term debt increased 1996 pretax income by approximately $20 million.

  For more information concerning the provision for income taxes as well as information regarding differences between effective income tax rates and statutory rates, see Note 7 of the Notes to Consolidated Financial Statements.

LIQUIDITY

  Cash provided by operations totaled $183.5 million for 1996 compared to $113.6 million for 1995 and $133.0 million for 1994. Cash payments in 1996 and 1995 related to non-recurring transactions reduced cash flows from operations by approximately $22 million and $32 million, respectively.

  During each of the past three years, cash flows from operations have been adversely impacted by growth in the outstanding days of revenues in accounts receivable. Growth in accounts receivable has been primarily related to the integration of acquired hospital facilities, delays in payments from certain state Medicaid programs and managed care plans and, in 1996, the restructuring of Vencor's pharmacy operations. Management believes that these factors may have an adverse effect on cash flows from operations in 1997.

  Concurrent with the consummation of the Hillhaven Merger, Vencor established a $1 billion bank credit facility (the "Vencor $1 Billion Credit Facility") to finance the redemption of Hillhaven preferred stock, repay certain Hillhaven higher rate debt and borrowings under prior revolving credit agreements, and provide sufficient credit for future expansion. At December 31, 1996, available borrowings under the Vencor $1 Billion Credit Facility approximated $224 million. Following completion of the IPO, Atria consummated a $200 million bank credit facility (the "Atria Credit Facility") to finance its expansion and development program. At December 31, 1996, amounts available under the Atria Credit Facility aggregated $107 million.

  On March 21, 1997, Vencor completed its acquisition of TheraTx, Incorporated ("TheraTx"), a provider of rehabilitation and respiratory therapy management services and nursing center operator (the "TheraTx Merger"). In connection therewith, Vencor consummated a new bank credit facility on March 18, 1997 aggregating $1.6 billion (the "Vencor $1.6 Billion Credit Facility"), replacing the Vencor $1 Billion Credit Facility.

  Working capital totaled $320.1 million at December 31, 1996 compared to $239.7 million at December 31, 1995. Cash and cash equivalents at December 31, 1996 includes $65.2 million related to Atria, a substantial portion of which will be used to finance Atria's development and expansion program. Management believes that cash flows from operations and amounts available under the Vencor $1.6 Billion Credit Facility are sufficient to meet future expected liquidity needs.

CAPITAL RESOURCES

  Excluding acquisitions, capital expenditures totaled $135.0 million for 1996 compared to $136.9 million for 1995 and $111.5 million for 1994. Planned capital expenditures in 1997 (excluding acquisitions) are expected to approximate $200 million to $250 million and include significant expenditures related to nursing center improvements and the expansion of Atria's assisted and independent living business. Management believes that its capital expenditure program is adequate to expand, improve and equip existing facilities.

  Vencor also expended $26.2 million, $59.3 million and $36.4 million for acquisitions of new facilities (and related healthcare businesses) and previously leased nursing centers during 1996, 1995 and 1994, respectively, of which $5.2 million, $44.2 million and $32.4 million related to additional hospital facilities. Management intends to acquire additional hospitals, nursing centers and ancillary service businesses in the future.

  Capital expenditures during the last three years were financed primarily through internally generated funds and, in 1996, from the collection of notes receivable aggregating $78.2 million. In addition, capital expenditures in 1995 were financed through the public offering of 2.2 million shares of common stock, the proceeds from which totaled $66.5 million. Vencor intends to finance a substantial portion of its capital expenditures with internally generated funds, additional long-term debt and, with respect to Atria, proceeds from the IPO. Sources of capital include available borrowings under the Vencor $1.6 Billion Credit Facility, the Atria Credit Facility, public or private debt and equity.

  During 1996, Vencor repurchased 1,950,000 shares of common stock at an aggregate cost of $55.3 million.

  As discussed in Note 9 of the Notes to Consolidated Financial Statements, Vencor called for redemption all of its outstanding convertible debt securities in the fourth quarter of 1995, resulting in the issuance of approximately 7,259,000 shares of common stock. Approximately $34.4 million of the convertible securities were redeemed in exchange for cash equal to 104.2% of face value plus accrued interest. These transactions had no material effect on earnings per common and common equivalent share.

  As discussed in Note 9 of the Notes to Consolidated Financial Statements, Vencor entered into certain interest rate swap agreements in the fourth quarter of 1995 to eliminate the impact of changes in interest rates on $400 million of floating rate debt outstanding. The agreements expire in April 1997 ($100 million), October 1997 ($200 million) and April 1998 ($100 million) and provide for fixed rates at 5.7% plus 1/2% to 1 1/4%.

HEALTH CARE LEGISLATION

  Congress is currently considering various proposals which could reduce expenditures under certain government health and welfare programs, including Medicare and Medicaid. Management cannot predict whether such proposals will be adopted, or if adopted, what effect, if any, such proposals would have on its business.

  Medicare revenues as a percentage of total revenues were 31%, 30% and 27% for 1996, 1995 and 1994, respectively, while Medicaid percentages of revenues approximated 31%, 33% and 36% for the respective periods.

OTHER INFORMATION

  Various lawsuits and claims arising in the ordinary course of business are pending against Vencor. Resolution of litigation and other loss contingencies is not expected to have a material adverse effect on Vencor's liquidity, financial position or results of operations.

  The Vencor $1 Billion Credit Facility and the Atria Credit Facility contain customary covenants which require maintenance of certain financial ratios and limit amounts of additional debt and repurchases of common stock. Vencor was in compliance with all such covenants at December 31, 1996.

  During 1996, Vencor adopted Financial Accounting Standards Board Statements No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and No. 123, "Accounting for Stock-Based Compensation." See Notes 5 and 12 of the Notes to Consolidated Financial Statements.

  On March 21, 1997, the Company consummated the TheraTx Merger, which will be accounted for using the purchase method. The TheraTx Merger was structured as a cash tender offer in which the Company paid $17.10 for each outstanding share of TheraTx common stock. Following the completion of the tender offer, the Company merged its acquisition subsidiary with and into TheraTx and TheraTx became a wholly-owned subsidiary of the Company. Upon consummation of the TheraTx Merger, each share of TheraTx common stock not purchased through the tender offer was converted into the right to receive $17.10 in cash. See
Note 18 of the Notes to Consolidated Financial Statements.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders Vencor, Inc.

  We have audited the accompanying consolidated balance sheet of Vencor, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the index to Item 14(a) of Form 10-K. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vencor, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                                           LOGO
Louisville, Kentucky
February 17, 1997

 VENCOR, INC. CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEARS ENDED DECEMBER
        31, 1996, 1995 AND 1994 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                1996        1995        1994
                                             ----------  ----------  ----------
Revenues...................................  $2,577,783  $2,323,956  $2,032,827
                                             ----------  ----------  ----------
Salaries, wages and benefits...............   1,490,938   1,360,018   1,167,181
Supplies...................................     218,083     188,754     162,053
Rent.......................................      77,795      79,476      79,371
Other operating expenses...................     449,335     416,969     366,621
Depreciation and amortization..............      99,533      89,478      79,519
Interest expense...........................      45,922      60,918      62,828
Investment income..........................     (12,203)    (13,444)    (13,126)
Non-recurring transactions.................     125,200     109,423      (4,540)
                                             ----------  ----------  ----------
                                              2,494,603   2,291,592   1,899,907
                                             ----------  ----------  ----------
Income from operations before income taxes.      83,180      32,364     132,920
Provision for income taxes.................      35,175      24,001      46,781
                                             ----------  ----------  ----------
Income from operations.....................      48,005       8,363      86,139
Extraordinary loss on extinguishment of
 debt, net of income
 tax benefit of $14,839 in 1995 and $125 in
 1994......................................           -     (23,252)       (241)
                                             ----------  ----------  ----------
    Net income (loss)......................      48,005     (14,889)     85,898
Preferred stock dividend requirements and
 other items...............................           -      (5,280)     (7,753)
Gain on redemption of preferred stock......           -      10,176           -
                                             ----------  ----------  ----------
    Income (loss) available to common
 stockholders..............................  $   48,005  $   (9,993) $   78,145
                                             ==========  ==========  ==========
Earnings (loss) per common and common
 equivalent share:
 Primary:
  Income from operations...................  $     0.68  $     0.21  $     1.37
  Extraordinary loss on extinguishment of
 debt......................................           -       (0.37)          -
                                             ----------  ----------  ----------
    Net income (loss)......................  $     0.68  $    (0.16) $     1.37
                                             ==========  ==========  ==========
 Fully diluted:
  Income from operations...................  $     0.68  $     0.29  $     1.28
  Extraordinary loss on extinguishment of
 debt......................................           -       (0.32)          -
                                             ----------  ----------  ----------
    Net income (loss)......................  $     0.68  $    (0.03) $     1.28
                                             ==========  ==========  ==========
Shares used in computing earnings (loss)
 per common
 and common equivalent share:
  Primary..................................      70,702      62,318      57,037
  Fully diluted............................      70,702      71,967      69,014


                            See accompanying notes.

     VENCOR, INC. CONSOLIDATED BALANCE SHEET DECEMBER 31, 1996 AND 1995 (IN
                      THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           1996        1995
                         ASSETS                         ----------  ----------
Current assets:
 Cash and cash equivalents............................. $  112,466  $   35,182
 Accounts and notes receivable less allowance for loss
  of $23,915--1996 and $16,785--1995...................    420,758     360,147
 Inventories...........................................     24,939      24,862
 Income taxes..........................................     67,808      77,997
 Other.................................................     35,162      26,491
                                                        ----------  ----------
                                                           661,133     524,679
Property and equipment, at cost:
 Land..................................................    113,749     111,232
 Buildings.............................................    975,399     992,992
 Equipment.............................................    435,787     403,338
 Construction in progress (estimated cost to complete
  and equip after December 31, 1996--$50,000)..........     84,835      44,731
                                                        ----------  ----------
                                                         1,609,770   1,552,293
 Accumulated depreciation..............................   (416,608)   (362,199)
                                                        ----------  ----------
                                                         1,193,162   1,190,094
Notes receivable less allowance for loss of $15,305--
 1995..................................................          -      78,090
Intangible assets less accumulated amortization of
 $25,218--1996
 and $22,149--1995.....................................     31,608      42,580
Other..................................................     82,953      77,011
                                                        ----------  ----------
                                                        $1,968,856  $1,912,454
                                                        ==========  ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable...................................... $  103,518  $   99,887
 Salaries, wages and other compensation................    111,366      99,937
 Other accrued liabilities.............................     71,434      75,617
 Long-term debt due within one year....................     54,692       9,572
                                                        ----------  ----------
                                                           341,010     285,013
Long-term debt.........................................    710,507     778,100
Deferred credits and other liabilities.................     84,053      75,573
Minority interests in equity of consolidated entities..     36,195       1,704
Contingencies
Stockholders' equity:
 Preferred stock, $1.00 par value; authorized 1,000
  shares; none issued and outstanding..................          -           -
 Common stock, $0.25 par value; authorized 180,000
  shares;
  issued 72,615 shares--1996 and 72,158 shares--1995...     18,154      18,040
 Capital in excess of par value........................    713,527     684,377
 Retained earnings.....................................    150,870     102,865
                                                        ----------  ----------
                                                           882,551     805,282
 Common treasury stock; 3,730 shares--1996 and 2,025
  shares--1995.........................................    (85,460)    (33,218)
                                                        ----------  ----------
                                                           797,091     772,064
                                                        ----------  ----------
                                                        $1,968,856  $1,912,454
                                                        ==========  ==========

                            See accompanying notes.

VENCOR, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
   DECEMBER 31, 1996, 1995 AND 1994 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   SHARES
                          --------------------------
                                                         PAR VALUE
                                             COMMON  -----------------  CAPITAL IN            COMMON
                          PREFERRED COMMON  TREASURY PREFERRED COMMON   EXCESS OF  RETAINED  TREASURY
                            STOCK   STOCK    STOCK     STOCK    STOCK   PAR VALUE  EARNINGS   STOCK     TOTAL
                          --------- ------  -------- --------- -------  ---------- --------  --------  --------
Balances, December 31,
 1993...................     157    53,208   (2,993)   $ 23    $13,302   $451,027  $ 58,911  $(37,713) $485,550
 Net income.............                                                             85,898              85,898
 Cash dividends on
  preferred stock
  ($82.50 per share) and
  provision for
  redemption value......                                                             (3,066)             (3,066)
 In-kind dividend on
  preferred stock.......       4                          2                 4,506    (4,508)                  -
 Issuance of common
  stock in connection
  with employee benefit
  plans.................               360      121                 89      5,458               1,518     7,065
 Issuance of common
  stock in connection
  with acquisitions.....                        698                         9,089               8,565    17,654
 Exercise of common
  stock purchase
  warrants..............             5,610                       1,403     61,897                        63,300
 Tender of preferred
  stock in connection
  with exercise of
  common stock purchase
  warrants..............     (63)                       (10)              (63,290)                      (63,300)
 Other..................                                                    3,974      (621)              3,353
                            ----    ------   ------    ----    -------   --------  --------  --------  --------
Balances, December 31,
 1994...................      98    59,178   (2,174)     15     14,794    472,661   136,614   (27,630)  596,454
 Net loss...............                                                            (14,889)            (14,889)
 Cash dividends on
  preferred stock
  ($67.98 per share) and
  provision for
  redemption value......                                                             (2,380)             (2,380)
 In-kind dividend on
  preferred stock.......       3                                            2,900    (2,900)                  -
 Issuance of common
  stock in connection
  with employee benefit
  plans.................               664     (150)               166     24,111             (11,098)   13,179
 Issuance of common
  stock in connection
  with acquisitions.....                        439                        (3,227)              5,498     2,271
 Increase in value of
  common stock purchase
  warrants of acquired
  entities..............                                                    9,810    (9,810)                  -
 Public offering of
  common stock..........             2,200                         550     65,944                        66,494
 Conversion of long-term
  debt..................             7,260                       1,815    149,645                       151,460
 Issuance of common
  stock to grantor
  trust.................             3,927   (3,927)               982     87,297             (88,279)        -
 Hillhaven Merger:
 Issuance of common
  stock and related
  income tax benefits...             2,732                         683     51,561                        52,244
 Termination of grantor
  trust.................            (3,786)   3,786               (946)   (87,146)             88,279       187
 Redemption of preferred
  stock.................    (101)                       (15)              (91,253)                      (91,268)
 Other..................               (17)       1                 (4)     2,074    (3,770)       12    (1,688)
                            ----    ------   ------    ----    -------   --------  --------  --------  --------
Balances, December 31,
 1995...................       -    72,158   (2,025)      -     18,040    684,377   102,865   (33,218)  772,064
 Net income.............                                                             48,005              48,005
 Increase in equity
  resulting from initial
  public offering of
  Atria Communities,
  Inc. common stock.....                                                   19,828                        19,828
 Issuance of common
  stock in connection
  with employee benefit
  plans.................               457      246                114      9,223               3,083    12,420
 Repurchase of common
  stock.................                     (1,950)                                          (55,305)  (55,305)
 Other..................                         (1)                           99                 (20)       79
                            ----    ------   ------    ----    -------   --------  --------  --------  --------
Balances, December 31,
 1996...................       -    72,615   (3,730)   $  -    $18,154   $713,527  $150,870  $(85,460) $797,091
                            ====    ======   ======    ====    =======   ========  ========  ========  ========

                            See accompanying notes.

 VENCOR, INC. CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER
                     31, 1996, 1995 AND 1994 (IN THOUSANDS)

                                                 1996       1995       1994
                                               ---------  ---------  ---------
Cash flows from operating activities:
 Net income (loss)............................ $  48,005  $ (14,889) $  85,898
 Adjustments to reconcile net income (loss) to
  net cash
  provided by operating activities:
  Depreciation and amortization...............    99,533     89,478     79,519
  Deferred income taxes.......................   (34,814)   (23,570)     5,526
  Extraordinary loss on extinguishment of
   debt.......................................         -     38,091        366
  Non-recurring transactions..................   121,789    102,166      2,500
  Other.......................................     5,685     14,809     (1,575)
  Change in operating assets and liabilities:
   Accounts and notes receivable..............   (64,304)  (107,761)   (63,247)
   Inventories and other assets...............     1,284     (3,478)    12,385
   Accounts payable...........................     2,165     22,157      4,718
   Other accrued liabilities..................     4,196     (3,366)     6,946
                                               ---------  ---------  ---------
     Net cash provided by operating
      activities..............................   183,539    113,637    133,036
                                               ---------  ---------  ---------
Cash flows from investing activities:
 Purchase of property and equipment...........  (135,027)  (136,893)  (111,486)
 Acquisition of healthcare businesses and
  previously leased facilities................   (26,236)   (59,343)   (36,391)
 Sale of assets...............................     9,147        899      6,530
 Collection of notes receivable...............    78,151      4,715      8,965
 Net change in investments....................      (445)   (12,779)    14,046
 Other........................................    (6,576)    (8,241)     3,032
                                               ---------  ---------  ---------
     Net cash used in investing activities....   (80,986)  (211,642)  (115,304)
                                               ---------  ---------  ---------
Cash flows from financing activities:
 Net change in borrowings under revolving
  lines of credit.............................    (1,500)   161,600     21,000
 Issuance of long-term debt...................    10,495    438,052     18,599
 Repayment of long-term debt..................   (31,586)  (474,896)   (75,124)
 Public offering of common stock..............    52,247     66,494          -
 Other issuances of common stock..............     2,242      6,520      1,289
 Repurchase of common stock...................   (55,305)         -          -
 Redemption of preferred stock................         -    (91,268)         -
 Payment of dividends.........................         -     (2,779)    (3,070)
 Other........................................    (1,862)    (9,554)    (2,338)
                                               ---------  ---------  ---------
     Net cash provided by (used in) financing
      activities..............................   (25,269)    94,169    (39,644)
                                               ---------  ---------  ---------
Change in cash and cash equivalents...........    77,284     (3,836)   (21,912)
Cash and cash equivalents at beginning of
 period.......................................    35,182     39,018     60,930
                                               ---------  ---------  ---------
Cash and cash equivalents at end of period.... $ 112,466  $  35,182  $  39,018
                                               =========  =========  =========
Supplemental information:
 Interest payments............................ $  46,527  $  69,916  $  59,733
 Income tax payments..........................    55,303     42,218     37,332

                            See accompanying notes.

                                 VENCOR, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING POLICIES

 REPORTING ENTITY

  Vencor, Inc. ("Vencor" or "the Company") operates an integrated network of healthcare services in forty-one states primarily focused on the needs of the elderly. At December 31, 1996, Vencor operated 38 hospitals (3,325 licensed beds), 313 nursing centers (39,619 licensed beds), a contract services business ("Vencare") which provides respiratory therapy, rehabilitation therapy, subacute medical services and pharmacy management services to nursing centers and other healthcare providers and 21 assisted and independent living communities with 2,942 units.

  On September 28, 1995, Vencor consummated a merger with The Hillhaven Corporation ("Hillhaven") in a tax-free, stock-for-stock transaction (the "Hillhaven Merger"). See Note 2.

  Prior to its merger with Vencor, Hillhaven consummated a merger with Nationwide Care, Inc. ("Nationwide") on June 30, 1995 in a tax-free, stock-for-stock transaction (the "Nationwide Merger"). See Note 3.

  In the third quarter of 1996, Vencor completed an initial public offering related to its assisted and independent living business through the issuance of 5,750,000 common shares of Atria Communities, Inc. ("Atria") (the "IPO"). See Note 4.

 BASIS OF PRESENTATION

  The consolidated financial statements include all subsidiaries. Significant intercompany transactions have been eliminated.

  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based upon the estimates and judgments of management. Actual amounts may differ from these estimates.

  The Hillhaven Merger and the Nationwide Merger have been accounted for by the pooling-of-interests method. Accordingly, the consolidated financial statements included herein give retroactive effect to these transactions and include the combined operations of Vencor, Hillhaven and Nationwide for all periods presented.

  In connection with the IPO, Vencor retained a controlling interest in Atria. Accordingly, the accounts of Atria continue to be consolidated with those of Vencor, and the Company has recorded minority interests in the earnings and equity of Atria since consummation of the IPO.

 REVENUES

  Revenues are recorded based upon estimated amounts due from patients and third-party payors for healthcare services provided, including anticipated settlements under reimbursement agreements with Medicare, Medicaid and other third-party payors.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ACCOUNTING POLICIES (CONTINUED)

 REVENUES (CONTINUED)

  A summary of revenues by payor type follows (dollars in thousands):

                                                1996        1995        1994
                                             ----------  ----------  ----------
Medicare.................................... $  822,589  $  691,297  $  554,443
Medicaid....................................    821,828     776,278     731,491
Commercial and other........................    972,906     865,820     747,267
                                             ----------  ----------  ----------
                                              2,617,323   2,333,395   2,033,201
Elimination.................................    (39,540)     (9,439)       (374)
                                             ----------  ----------  ----------
                                             $2,577,783  $2,323,956  $2,032,827
                                             ==========  ==========  ==========

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

 ACCOUNTS RECEIVABLE

  Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients.

 INVENTORIES

  Inventories consist primarily of medical supplies and are stated at the lower of cost (first-in, first-out) or market.

 PROPERTY AND EQUIPMENT

  Depreciation expense, computed by the straight-line method, was $91.6 million in 1996, $79.7 million in 1995, and $71.6 million in 1994. Depreciation rates for buildings range generally from 20 to 45 years. Estimated useful lives of equipment vary from 5 to 15 years.

  During 1996, Vencor adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." See Note 5.

 INTANGIBLE ASSETS

  Intangible assets consist primarily of costs in excess of the fair value of identifiable net assets of acquired entities and are amortized using the straight-line method over periods ranging from 10 to 25 years. Noncompete agreements and debt issuance costs are amortized based upon the lives of the respective contracts or loans.

 PROFESSIONAL LIABILITY RISKS

  Provisions for loss for professional liability risks are based upon actuarially determined estimates. To the extent that subsequent claims information varies from management's estimates, earnings are charged or credited.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ACCOUNTING POLICIES (CONTINUED)

 EARNINGS PER COMMON SHARE

  Share and per share amounts have been retroactively restated to reflect a 3-for-2 stock split distributed in October 1994.

  The computation of earnings per common and common equivalent share give retroactive effect to the Hillhaven Merger and the Nationwide Merger and is based upon the weighted average number of common shares outstanding and the dilutive effect of common stock equivalents consisting primarily of stock options. In addition, the 1995 and 1994 computations also include the dilutive effect of convertible debt securities.

  During 1995, all convertible debt securities were redeemed in exchange for cash or converted into Vencor common stock. Accordingly, the computation of fully diluted earnings per common share assumes that the equivalent number of common shares underlying such debt securities were outstanding during the entire year even though the result thereof is antidilutive.

  In connection with the Hillhaven Merger, Vencor realized a gain of approximately $10.2 million upon the cash redemption of Hillhaven preferred stock. Although the gain had no effect on net income, fully diluted earnings per common and common equivalent share were increased by $0.14.

NOTE 2--HILLHAVEN MERGER

  On September 27, 1995, the stockholders of both Vencor and Hillhaven approved the Hillhaven Merger, effective September 28, 1995. In connection with the Hillhaven Merger, Vencor issued approximately 31,651,000 shares of common stock in exchange for all of the outstanding common stock of Hillhaven (an exchange ratio of 0.935 of a share of Vencor common stock for each share of Hillhaven common stock).

  The Hillhaven Merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements give retroactive effect to the Hillhaven Merger and include the combined operations of Vencor and Hillhaven for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the Hillhaven Merger (dollars in thousands):

                                             NON-RECURRING
                          VENCOR  HILLHAVEN  TRANSACTIONS  ELIMINATION CONSOLIDATED
                         -------- ---------- ------------- ----------- ------------
Nine months ended
 September 30,
 1995 (unaudited):
  Revenues.............. $411,233 $1,322,873   $(24,500)     $(3,775)   $1,705,831
  Income (loss) from
 operations.............   31,566     41,367    (93,561)           -       (20,628)
  Net income (loss).....   30,711     20,235    (93,561)           -       (42,615)
 1994:
  Revenues.............. $400,018 $1,633,183   $      -      $  (374)   $2,032,827
  Income from
 operations.............   31,416     51,976      2,747            -        86,139
  Net income............   31,416     51,735      2,747            -        85,898

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--NATIONWIDE MERGER

  Prior to its merger with Vencor, Hillhaven completed the Nationwide Merger on June 30, 1995. In connection therewith, 4,675,000 shares of common stock (effected for the Hillhaven Merger exchange ratio) were issued in exchange for all of the outstanding shares of Nationwide.

  The Nationwide Merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements give retroactive effect to the Nationwide Merger and include the combined operations of Hillhaven and Nationwide for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the Nationwide Merger (dollars in thousands):

                                                    NON-RECURRING
                              HILLHAVEN  NATIONWIDE TRANSACTIONS  CONSOLIDATED
                              ---------- ---------- ------------- ------------
Six months ended June 30,
 1995 (unaudited):
  Revenues................... $  803,793  $ 66,800     $     -     $  870,593
  Income from operations.....     23,837     2,147      (3,686)        22,298
  Net income.................     23,459      (266)     (3,686)        19,507
1994:
  Revenues................... $1,509,729  $123,454     $     -     $1,633,183
  Income from operations.....     47,178     4,798       2,747         54,723
  Net income.................     46,937     4,798       2,747         54,482

NOTE 4--INITIAL PUBLIC OFFERING OF ATRIA

  In the third quarter of 1996, Vencor completed the IPO, the net proceeds from which aggregated approximately $52.2 million. At December 31, 1996, Vencor owned 10,000,000 shares, or 63.2%, of Atria's outstanding common stock. Significant agreements related to the IPO are discussed below.

 Credit Facility

  Concurrently with the consummation of the IPO, Atria entered into a bank credit facility (the "Atria Credit Facility"), which matures in four years and may be extended at the option of the banks for an additional year. The Atria Credit Facility aggregates up to $200 million, including a letter of credit option not to exceed $70 million. Loans under the Atria Credit Facility bear interest, at Atria's option, at either (i) a base rate based on PNC Bank's prime rate or the daily federal funds rate or (ii) a LIBOR rate, plus an additional percentage based on certain leverage ratios. The obligations under the Atria Credit Facility are secured by substantially all of Atria's property, the capital stock of Atria's present and future principal subsidiaries and all intercompany indebtedness owned to Atria by its subsidiaries. The Atria Credit Facility is conditioned upon, among other things, Vencor's ownership of at least 30% of Atria's common stock.

 Agreements with Atria

  Atria and Vencor or its subsidiaries have entered into certain arrangements which are intended to facilitate an orderly transition of Atria from a division of Vencor to a separate publicly held entity which will be minimally disruptive to both Atria and Vencor. In addition to various agreements related to administrative support, shared services and real estate leases, significant agreements with Atria include:

    Guarantees--Vencor will guarantee for four years certain borrowings by Atria under the Atria Credit Facility in amounts up to $100 million in the first year following the IPO, declining to $75 million, $50 million and $25 million in each respective year thereafter.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--INITIAL PUBLIC OFFERING OF ATRIA (CONTINUED)

    Income Taxes--A tax sharing agreement provides for risk-sharing arrangements in connection with various income tax related issues.

    Registration Rights--Atria has granted demand and piggyback registration rights to Vencor with respect to registration under the Securities Act of 1933 of Atria common stock owned by Vencor. Four demand registrations are permitted. Atria will pay the fees and expenses of two demand registrations and the piggyback registrations, while Vencor will pay all underwriting discounts and commissions. The registration rights expire five years from the completion of the IPO and are subject to certain conditions and limitations, including the right of underwriters of an offering to limit the number of shares owned by Vencor included in such registration.

    Liabilities and Indemnifications--Atria has agreed to assume all contractual liabilities relating to the assets transferred by Vencor to Atria.

NOTE 5--NON-RECURRING TRANSACTIONS

 1996

  In the fourth quarter of 1996, Vencor recorded pretax charges aggregating $125.2 million primarily to complete the integration of Hillhaven. In November 1996, Vencor executed a definitive agreement to sell 34 underperforming or non-strategic nursing centers in early 1997. A charge of $65.3 million was recorded in connection with the disposition. In addition, Vencor's previously independent institutional pharmacy business, acquired as part of the Hillhaven Merger, was integrated into Vencare, resulting in a charge of $39.6 million related primarily to costs associated with employee severance and benefit costs (approximately 500 employees), facility close-down expenses and the writeoff of certain deferred costs for services to be discontinued. A provision for loss totaling $20.3 million related to the planned replacement of one hospital and three nursing centers was also recorded in the fourth quarter.

 1995

  In the third quarter of 1995, Vencor recorded pretax charges aggregating $128.4 million primarily in connection with the consummation of the Hillhaven Merger. The charges included (i) $23.2 million of investment advisory and professional fees, (ii) $53.8 million of employee benefit plan and severance costs (approximately 500 employees), (iii) $26.9 million of losses associated with the planned disposition of certain nursing center properties and (iv) $24.5 million of charges to reflect Vencor's change in estimates of accrued revenues recorded in connection with certain prior-year nursing center third-party reimbursement issues (recorded as a reduction of revenues). During 1996, activities related to the elimination of duplicative corporate and operational functions was substantially completed, and management expects that the disposition of certain nursing center properties will be concluded in 1997.

  Pretax charges aggregating $5.5 million were recorded in the second quarter primarily in connection with the Nationwide Merger.

 1994

  In the first quarter of 1994, Vencor recorded a pretax charge of $2.5 million in connection with the prior disposition of certain nursing centers. Operating results in the fourth quarter of 1994 include a pretax gain of $7 million on the sale of assets.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--BUSINESS COMBINATIONS OTHER THAN HILLHAVEN AND NATIONWIDE

  Vencor has acquired a number of healthcare facilities (including certain previously leased facilities) and other related businesses, substantially all of which have been accounted for by the purchase method. Accordingly, the aggregate purchase price of these transactions has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the operations of acquired entities since the respective acquisition dates. The pro forma effect of these acquisitions on Vencor's results of operations prior to consummation was not significant.

  The following is a summary of acquisitions consummated during the last three years under the purchase method of accounting (dollars in thousands):

                                                    1996      1995      1994
                                                  --------  --------  --------
Fair value of assets acquired.................... $ 26,621  $ 78,893  $ 54,045
Fair value of liabilities assumed................     (385)  (16,475)        -
                                                  --------  --------  --------
  Net assets acquired............................   26,236    62,418    54,045
Cash received from acquired entities.............        -      (804)        -
Issuance of common stock.........................        -    (2,271)  (17,654)
                                                  --------  --------  --------
  Net cash paid for acquisitions................. $ 26,236  $ 59,343  $ 36,391
                                                  ========  ========  ========

  The purchase price paid in excess of the fair value of identifiable net assets of acquired entities aggregated $4.8 million in 1996, $9.7 million in 1995 and $8.3 million in 1994.

NOTE 7--INCOME TAXES

  Provision for income taxes consists of the following (dollars in thousands):

                                                    1996      1995      1994
                                                  --------  --------  --------
Current:
 Federal......................................... $ 59,470  $ 40,008  $ 34,697
 State...........................................   10,519     7,563     6,558
                                                  --------  --------  --------
                                                    69,989    47,571    41,255
Deferred.........................................  (34,814)  (23,570)    5,526
                                                  --------  --------  --------
                                                  $ 35,175  $ 24,001  $ 46,781
                                                  ========  ========  ========

  Reconciliation of federal statutory rate to effective income tax rate follows:

                                                    1996      1995      1994
                                                  --------  --------  --------
Federal statutory rate...........................     35.0%     35.0%     35.0%
State income taxes, net of federal income tax
 benefit.........................................      3.6       4.3       4.0
Merger and restructuring costs...................      3.5      34.6         -
Targeted jobs tax credits........................        -         -      (4.5)
Other items, net.................................      0.2       0.3       0.7
                                                  --------  --------  --------
  Effective income tax rate......................     42.3%     74.2%     35.2%
                                                  ========  ========  ========

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--INCOME TAXES (CONTINUED)

  A summary of deferred income taxes by source included in the consolidated balance sheet at December 31 follows (dollars in thousands):

                                                1996                1995
                                        -------------------- -------------------
                                         ASSETS  LIABILITIES ASSETS  LIABILITIES
                                        -------- ----------- ------- -----------
Depreciation........................... $      -   $47,256   $     -   $40,912
Insurance..............................   12,058         -    10,269         -
Doubtful accounts......................   37,989         -    26,723         -
Property...............................   34,767         -    10,148         -
Compensation...........................   17,030         -    19,133         -
Other..................................   33,120    19,990    16,127     8,584
                                        --------   -------   -------   -------
                                        $134,964   $67,246   $82,400   $49,496
                                        ========   =======   =======   =======

  Management believes that the deferred tax assets in the table above will ultimately be realized. Management's conclusion is based primarily on the existence of sufficient taxable income within the allowable carryback periods to realize the tax benefits of deductible temporary differences recorded at December 31, 1996.

  Deferred income taxes totaling $62.4 million and $54.7 million at December 31, 1996 and 1995, respectively, are included in other current assets. Noncurrent deferred income taxes, included in other long-term assets, totaled $5.3 million at December 31, 1996. Noncurrent deferred income taxes at December 31, 1995 totaling $21.8 million are included principally in deferred credits and other liabilities.

NOTE 8--PROFESSIONAL LIABILITY RISKS

  Vencor has insured a substantial portion of its professional liability risks through a wholly owned insurance subsidiary since June 1, 1994. Provisions for such risks underwritten by the subsidiary were $10.4 million for 1996, and $11.1 million for 1995, and $6.9 million for 1994.

  Amounts funded for the payment of claims and expenses incident thereto, included principally in cash and cash equivalents and other assets, aggregated $20.7 million and $17.5 million at December 31, 1996 and 1995, respectively. Allowances for professional liability risks, included principally in deferred credits and other liabilities, were $21.6 million and $15.9 million at December 31, 1996 and 1995, respectively.

NOTE 9--LONG-TERM DEBT

 CAPITALIZATION

  A summary of long-term debt at December 31 follows (dollars in thousands):

                                                               1996      1995
                                                             --------  --------
Senior collateralized debt, 4.4% to 12% (rates generally
 floating) payable in periodic installments through 2019...  $119,634  $140,813
Non-interest bearing residential mortgage bonds, payable in
 periodic installments through 2040........................    33,917    33,344
Bank revolving credit agreements due 2001 (floating rates
 averaging 6.3%)...........................................   333,100   205,600
Bank term loans (floating rates averaging 6.3%) payable in
 periodic installments
 through 2001..............................................   271,000   400,000
10 1/8% Senior Subordinated Notes due 2001.................     3,291     3,289
Other......................................................     4,257     4,626
                                                             --------  --------
  Total debt, average life of seven years (rates averaging
 5.9%).....................................................   765,199   787,672
Amounts due within one year................................   (54,692)   (9,572)
                                                             --------  --------
  Long-term debt...........................................  $710,507  $778,100
                                                             ========  ========

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--LONG-TERM DEBT (CONTINUED)

 CREDIT FACILITY

  Concurrent with the consummation of the Hillhaven Merger, Vencor entered into a five and one-half year $1 billion bank credit facility (the "Vencor $1 Billion Credit Facility") comprising a $400 million term loan and a $600 million revolving credit facility. The Vencor $1 Billion Credit Facility was established to finance the redemption of Hillhaven preferred stock, repay certain higher rate debt and borrowings under prior revolving credit agreements discussed below, and provide sufficient credit for future expansion. Interest is payable at rates up to either (i) the prime rate plus 1/4% or the daily federal funds rate plus 3/4%, (ii) LIBOR plus 1 1/4% or
(iii) the bank certificate of deposit rate plus 1 3/8%. Outstanding borrowings under the $400 million term loan are payable in various installments beginning in 1997. The Vencor $1 Billion Credit Facility is collateralized by the capital stock of certain subsidiaries and contains covenants which require maintenance of certain financial ratios and limit amounts of additional debt and repurchases of common stock.

 REFINANCING ACTIVITIES

  During 1995, Vencor recorded $23.3 million of after-tax losses from refinancing of long-term debt, substantially all of which was incurred in connection with the Hillhaven Merger. Amounts refinanced in 1995 included $171 million of 10 1/8% Senior Subordinated Notes due 2001 (the "10 1/8% Notes"), $112 million of outstanding borrowings under prior revolving credit agreements, and $173 million of other senior debt.

  In the fourth quarter of 1995, Vencor called for redemption its $115 million of 6% Convertible Subordinated Notes due 2002 (the "6% Notes") and $75 million of 7 3/4% Convertible Subordinated Debentures due 2002 (the "7 3/4% Debentures") which were convertible into Vencor common stock at the rate of $26.00 and $17.96 per share, respectively. Approximately $80.6 million principal amount of the 6% Notes were converted into approximately 3,098,000 shares of common stock and the remainder were redeemed in exchange for cash equal to 104.2% of face value plus accrued interest. All outstanding 7 3/4% Debentures were converted into approximately 4,161,000 shares of common stock. These transactions had no material effect on earnings per common and common equivalent share.

 OTHER INFORMATION

  On October 30, 1995, Vencor entered into certain interest rate swap agreements to eliminate the impact of changes in interest rates on $400 million of floating rate debt outstanding. The agreements expire in April 1997 ($100 million), October 1997 ($200 million) and April 1998 ($100 million) and provide for fixed rates at 5.7% plus 1/2% to 1 1/4%.

  Maturities of long-term debt in years 1998 through 2001 are $66 million, $82 million, $111 million and $313 million, respectively.

  The estimated fair value of Vencor's long-term debt was $752 million and $777 million at December 31, 1996 and 1995, respectively, compared to carrying amounts aggregating $765 million and $788 million. The estimate of fair value includes the effect of the interest rate swap agreement and is based upon the quoted market prices for the same or similar issues of long-term debt, or on rates available to Vencor for debt of the same remaining maturities.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--LEASES

  Vencor leases real estate and equipment under cancelable and non-cancelable arrangements. Future minimum payments and related sublease income under non-cancelable operating leases are as follows (dollars in thousands):

                                                               MINIMUM  SUBLEASE
                                                               PAYMENTS  INCOME
                                                               -------- --------
1997.......................................................... $48,341  $ 8,519
1998..........................................................  42,265    7,335
1999..........................................................  36,681    6,317
2000..........................................................  32,655    6,116
2001..........................................................  23,011    4,962
Thereafter....................................................  61,414   17,608

  Sublease income aggregated $8.8 million, $13.7 million and $13.2 million for 1996, 1995 and 1994, respectively.

NOTE 11--CONTINGENCIES

  Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing significance, such as certain third-party reimbursements and deductions that continue to be claimed in current cost reports and tax returns.

  Management believes that allowances for losses have been provided to the extent necessary and that its assessment of contingencies is reasonable. Management believes that resolution of contingencies will not materially affect Vencor's liquidity, financial position or results of operations.

  Principal contingencies are described below:

  Revenues--Certain third-party payments are subject to examination by agencies administering the programs. Vencor is contesting certain issues raised in audits of prior year cost reports.

  Professional liability risks--Vencor has provided for loss for professional liability risks based upon actuarially determined estimates. Actual settlements may differ from the provisions for loss.

  Interest rate swap agreements--Vencor is a party to certain agreements which reduce the impact of changes in interest rates on $400 million of its floating rate long-term debt. In the event of nonperformance by other parties to these agreements, Vencor may incur a loss to the extent that market rates exceed contract rates.

  Guarantees of indebtedness--Letters of credit and guarantees of indebtedness aggregated $29 million at December 31, 1996.

  Income taxes--Vencor is contesting adjustments proposed by the Internal Revenue Service for years 1990, 1991 and 1992.

  Litigation--Various suits and claims arising in the ordinary course of business are pending against Vencor.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--CAPITAL STOCK

 PLAN DESCRIPTIONS

  In September 1995, Vencor common stockholders voted to increase the number of authorized shares of common stock from 60 million to 180 million and increase the number of common shares issuable under certain employee benefit plans from approximately 3.2 million to 6.9 million. At December 31, 1996, approximately 5.6 million shares of common stock were reserved for issuance under Vencor's stock compensation plans.

  Vencor has plans under which options to purchase common stock may be granted to officers, employees and certain directors. Options have been granted at not less than market price on the date of grant. Exercise provisions vary, but most options are exercisable in whole or in part beginning one to four years after grant and ending ten years after grant. Activity in the plans is summarized below:

                                       SHARES                        WEIGHTED
                                        UNDER      OPTION PRICE      AVERAGE
                                       OPTION       PER SHARE     EXERCISE PRICE
                                      ---------  ---------------- --------------
Balances, December 31, 1993.......... 1,660,826  $ 0.53 to $24.25
  Granted............................   536,239   11.53 to  22.75
  Exercised..........................  (102,230)   0.53 to  22.09
  Canceled or expired................   (48,185)   5.35 to  22.09
                                      ---------
Balances, December 31, 1994.......... 2,046,650    0.53 to  24.25
  Granted............................ 1,537,820   11.50 to  32.50
  Exercised..........................  (593,918)   0.53 to  29.14
  Canceled or expired................   (51,151)   5.35 to  28.50
                                      ---------
Balances, December 31, 1995.......... 2,939,401    0.53 to  32.50
  Granted............................ 1,467,451   25.50 to  38.38     $26.02
  Exercised..........................  (368,758)   0.53 to  28.50       6.10
  Canceled or expired................  (351,271)  14.17 to  32.63      26.65
                                      ---------
Balances, December 31, 1996.......... 3,686,823  $ 0.53 to $38.38     $23.54
                                      =========

  A summary of stock options outstanding at December 31, 1996 follows:

                              OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                      ----------------------------------- ---------------------
                         NUMBER                              NUMBER
                      OUTSTANDING                WEIGHTED EXERCISABLE  WEIGHTED
                           AT        REMAINING   AVERAGE       AT      AVERAGE
      RANGE OF        DECEMBER 31,  CONTRACTUAL  EXERCISE DECEMBER 31, EXERCISE
   EXERCISE PRICES        1996         LIFE       PRICE       1996      PRICE
   ---------------    ------------ ------------- -------- ------------ --------
$0.53 to $5.95.......    219,032   1 to 4 years   $ 2.87     219,032    $ 2.87
$14.17 to $24.25.....    821,635   5 to 7 years    19.08     629,517     18.99
$25.50 to $38.38.....  2,646,156   8 to 10 years   26.63     294,139     27.49
                       ---------                           ---------
                       3,686,823                  $23.54   1,142,688    $18.09
                       =========                           =========

  The weighted average remaining contractual life of options outstanding at December 31, 1996 approximated eight years. Shares of common stock available for future grants were 1,387,396 at December 31, 1996 and 2,470,066 at December 31, 1995.

  In 1995, Vencor issued long-term incentive agreements to certain officers and key employees whereby the Company may annually issue shares of common stock to such individuals in satisfaction of predetermined performance goals. Share awards aggregated 80,913 for 1996 and 92,500 for 1995.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--CAPITAL STOCK (CONTINUED)

 PLAN DESCRIPTIONS (CONTINUED)

  In 1993, Vencor adopted a Shareholder Rights Plan under which common stockholders have the right to purchase Series A Preferred Stock in the event of accumulation of or tender offer for 15% or more of Vencor's common stock. The rights will expire in 2003 unless redeemed earlier by Vencor.

 STATEMENT NO. 123 DATA

  Vencor has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Vencor's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if Vencor has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of such options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.33% for 1996 and 1995; no dividend yield; expected term of seven years and volatility factors of the expected market price of the Company's common stock of .24 for 1996 and .25 for 1995.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Vencor's employee stock options have characteristics significantly different from those of traded options, and because the changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the respective vesting period. The weighted average fair values of options granted during 1996 and 1995 under the Black-Scholes model were $10.95 and $11.74, respectively. Pro forma information follows (in thousands except per share amounts):

                                                              1996     1995
                                                             ------- --------
Pro forma income (loss) available to common stockholders.... $42,530 $(10,842)
Pro forma earnings (loss) per common and common equivalent
 share:
 Primary....................................................    0.61    (0.17)
 Fully diluted..............................................    0.61    (0.05)

  Because Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--EMPLOYEE BENEFIT PLANS

  Vencor maintains defined contribution retirement plans covering employees who meet certain minimum eligibility requirements. Benefits are determined as a percentage of a participant's contributions and are generally vested based upon length of service. Retirement plan expense was $8.8 million for 1996, $9.7 million for 1995 and $7.0 million for 1994. Amounts equal to retirement plan expense are funded annually.

NOTE 14--ACCRUED LIABILITIES

  A summary of other accrued liabilities at December 31 follows (dollars in thousands):

                                                                 1996    1995
                                                                ------- -------
Interest....................................................... $ 3,502 $ 3,582
Taxes other than income........................................  20,238  22,000
Patient accounts...............................................  17,919  13,319
Merger related costs...........................................  16,640  19,071
Other..........................................................  13,135  17,645
                                                                ------- -------
                                                                $71,434 $75,617
                                                                ======= =======

NOTE 15--SPIN-OFF AND RELATED TRANSACTIONS

  Hillhaven became an independent public company in January 1990 as a result of a spin-off transaction with Tenet Healthcare Corporation (formerly National Medical Enterprises, Inc.) ("Tenet"). The following is a summary of significant transactions with Tenet:

  Debt guarantees--Tenet and Vencor are parties to a guarantee agreement under which Vencor pays a fee to Tenet in consideration for Tenet's guarantee of certain Vencor obligations. Such fees totaled $3.0 million in 1996, $3.8 million in 1995, and $5.0 million in 1994.

  Insurance--Prior to June 1, 1994, substantially all of the professional and general liability risks of Hillhaven were insured by a subsidiary of Tenet. Provisions for loss were $3.1 million in 1994.

  Leases--Vencor leases certain nursing centers from a joint venture in which Tenet has a minority interest. Lease payments to the joint venture aggregated $10.3 million, $9.9 million and $9.3 million for 1996, 1995 and 1994, respectively.

  Equity ownership--At December 31, 1996, Tenet owned 8,301,067 shares of Vencor common stock. Prior to the Hillhaven Merger, Tenet also owned all of Hillhaven's outstanding Series C and Series D Preferred Stock.

  Management agreements--Fees paid by Tenet for management, consulting and advisory services in connection with the operation of seven nursing centers owned or leased by Tenet aggregated $2.7 million in both 1996 and 1995 and $2.5 million in 1994.

NOTE 16--FAIR VALUE DATA

  A summary of fair value data at December 31 follows (dollars in thousands):

                                                  1996              1995
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             VALUE    VALUE    VALUE    VALUE
                                            -------- -------- -------- --------
Cash and cash equivalents.................. $112,466 $112,466 $ 35,182 $ 35,182
Notes receivable...........................        -        -   88,729   89,992
Long-term debt, including amounts due
 within one year...........................  765,199  751,843  787,672  777,090

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 17--STOCK REPURCHASE PROGRAM

  In June 1996, the Board of Directors authorized the repurchase of up to 2,000,000 shares of Vencor common stock. As of December 31, 1996, Vencor had repurchased 1,950,000 shares at an aggregate cost of approximately $55.3 million.

NOTE 18--EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITORS

  On March 21, 1997, Vencor completed the acquisition of TheraTx, Incorporated ("TheraTx"), a provider of rehabilitation and respiratory therapy management services and nursing center operator (the "TheraTx Merger"). Under the terms of the merger agreement, Vencor paid $17.10 cash for each outstanding share of TheraTx common stock, which aggregated approximately 20.6 million shares at December 31, 1996. The TheraTx Merger will be recorded using the purchase method of accounting.

  In connection with the TheraTx Merger, Vencor entered into a new five-year bank credit facility aggregating $1.6 billion on March 18, 1997, replacing the Vencor $1 Billion Credit Facility.

   VENCOR, INC. QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED) (IN
                     THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                1996
                                 --------------------------------------------
                                  FIRST       SECOND      THIRD       FOURTH
                                 --------    --------    --------    --------
Revenues.......................  $626,337    $634,554    $650,551    $666,341
Net income (loss)(a)...........    27,610      30,865      33,558     (44,028)
Per common share:
 Primary earnings (loss).......      0.39        0.43        0.48      (0.64)
 Fully diluted earnings (loss).      0.39        0.43        0.48      (0.64)
 Market prices (b):
  High.........................       39 7/8       35         34 1/2      33 1/4
  Low..........................       31 1/2      28 1/8      25 1/2      27 1/2

                                                1995
                                 --------------------------------------------
                                  FIRST       SECOND      THIRD       FOURTH
                                 --------    --------    --------    --------
Revenues.......................  $552,178    $578,314    $575,339    $618,125
Net income (loss):
 Income (loss) from operations
 (c)...........................    21,172      21,087     (62,887)     28,991
 Extraordinary loss on
 extinguishment of debt........       (66)     (2,725)    (19,196)     (1,265)
  Net income (loss)............    21,106      18,362     (82,083)     27,726
Per common share:
 Primary earnings (loss):
  Income (loss) from operations
 (c)...........................      0.33        0.32       (0.91)       0.43
  Extraordinary loss on
 extinguishment of debt........         -       (0.05)      (0.32)      (0.02)
   Net income (loss)...........      0.33        0.27       (1.23)       0.41
 Fully diluted earnings (loss):
  Income (loss) from operations
 (c)...........................      0.31        0.30       (0.91)       0.41
  Extraordinary loss on
 extinguishment of debt........         -       (0.04)      (0.32)      (0.02)
   Net income (loss)...........      0.31        0.26       (1.23)       0.39
 Market prices (b):
  High.........................        37          38         36 1/8      33 3/4
  Low..........................       27 1/8      28 1/2      28 1/4       26

--------
(a) Fourth quarter results includes $79.9 million ($1.16 per share) of costs in connection with the sale of 34 nursing centers, the restructuring of the pharmacy operations and the planned replacement of certain facilities. See Note 5 of the Notes to Consolidated Financial Statements.

(b) Vencor common stock is traded on the New York Stock Exchange (ticker symbol--VC).

(c) Second quarter results include $3.7 million ($0.05 per share) of costs related to the Nationwide Merger. Third quarter loss includes $89.9 million ($1.50 per share) of costs related to the Hillhaven Merger. See
    Note 5 of the Notes to Consolidated Financial Statements.

   VENCOR, INC. SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS
             ENDED DECEMBER 31, 1996, 1995 AND 1994 (IN THOUSANDS)

                                          ADDITIONS
                                    -----------------------
                         BALANCE AT CHARGED TO   CHARGED TO                    BALANCE
                         BEGINNING  COSTS AND      OTHER          DEDUCTIONS   AT END
                         OF PERIOD   EXPENSES     ACCOUNTS        OR PAYMENTS OF PERIOD
                         ---------- ----------   ----------       ----------- ---------
Allowances for loss on
 accounts and
 notes receivable:
  Year ended December
 31, 1994...............  $21,316    $ 9,055      $   (344)(a)     $ (1,762)   $28,265
  Year ended December
 31, 1995...............   28,265      7,851             -           (4,026)    32,090
  Year ended December
 31, 1996...............   32,090     15,001             -          (23,176)    23,915
Allowances for loss on
 assets held
 for disposition:
  Year ended December
 31, 1994...............  $56,646    $     -      $(56,646)(a)(b)  $      -    $     -
  Year ended December
 31, 1995...............        -     26,900(c)          -                -     26,900
  Year ended December
 31, 1996...............   26,900     64,000(d)          -          (22,812)    68,088

--------
(a) Adjustment to reflect change in fiscal year of acquired entities.

(b) Includes $54.6 million related to reinstatement of assets previously held for disposition.

(c) Reflects provision for loss associated with the planned disposition of certain nursing center properties recorded in connection with the Hillhaven Merger.

(d) Reflects provision for loss associated with the sale of 34 nursing centers and the planned replacement of one hospital and three nursing centers.

                                                                      EXHIBIT 11

                                  VENCOR, INC.
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      1996     1995     1994
                                                     ------- --------  -------
PRIMARY EARNINGS (LOSS) PER COMMON AND COMMON
 EQUIVALENT SHARE:
Earnings (loss):
 Income from operations............................. $48,005 $  8,363  $86,139
 Preferred stock dividend requirements..............       -   (5,280)  (7,574)
 Gain on preferred stock redemption.................       -   10,176        -
 Other..............................................       -        -     (179)
                                                     ------- --------  -------
 Income from operations available to common
  stockholders......................................  48,005   13,259   78,386
 Extraordinary loss on extinguishment of debt, net
  of income tax benefit.............................       -  (23,252)    (241)
                                                     ------- --------  -------
   Income (loss) available to common stockholders... $48,005 $ (9,993) $78,145
                                                     ======= ========  =======
Shares used in the computation:
 Weighted average common shares outstanding.........  69,704   61,196   55,522
 Dilutive effect of common stock equivalents........     998    1,122    1,515
                                                     ------- --------  -------
   Shares used in computing earnings (loss) per
    common and common equivalent share..............  70,702   62,318   57,037
                                                     ======= ========  =======
Primary earnings (loss) per common and common
 equivalent share:
 Income from operations............................. $  0.68 $   0.21  $  1.37
 Extraordinary loss on extinguishment of debt.......       -    (0.37)       -
                                                     ------- --------  -------
   Net income (loss)................................ $  0.68 $  (0.16) $  1.37
                                                     ======= ========  =======

                                                                     EXHIBIT 11

                                 VENCOR, INC.
  COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE (CONTINUED)
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      1996     1995     1994
                                                     ------- --------  -------
FULLY DILUTED EARNINGS (LOSS) PER COMMON AND
 COMMON EQUIVALENT SHARE:
Earnings (loss):
 Income from operations available to common
  stockholders...................................... $48,005 $ 13,259  $78,386
 Interest addback on convertible securities, net of
  income taxes......................................       -    7,380   10,127
                                                     ------- --------  -------
 Adjusted income from operations available to common
  stockholders......................................  48,005   20,639   88,513
 Extraordinary loss on extinguishment of debt, net
  of income tax benefit.............................       -  (23,252)    (241)
                                                     ------- --------  -------
  Income (loss) available to common stockholders.... $48,005 $ (2,613) $88,272
                                                     ======= ========  =======
Shares used in the computation:
 Weighted average common shares outstanding.........  69,704   61,196   55,522
 Dilutive effect of common stock equivalents and
  other dilutive securities (a).....................     998   10,771   13,492
                                                     ------- --------  -------
  Shares used in computing earnings (loss) per
   common
   and common equivalent share......................  70,702   71,967   69,014
                                                     ======= ========  =======
Fully diluted earnings (loss) per common and common
 equivalent share:
 Income from operations............................. $  0.68 $   0.29  $  1.28
 Extraordinary loss on extinguishment of debt.......       -    (0.32)       -
                                                     ------- --------  -------
  Net income (loss)................................. $  0.68 $  (0.03) $  1.28
                                                     ======= ========  =======

--------
(a) During 1995 all convertible debt securities were redeemed in exchange for cash or converted into Vencor common stock. Accordingly, the computation of fully diluted earnings per common share assumes that the equivalent number of common shares underlying such debt securities were outstanding during the entire year even though the result thereof is antidilutive.

                                                                      EXHIBIT B

                                 VENCOR, INC.

                          1997 STOCK OPTION PLAN FOR
                            NON-EMPLOYEE DIRECTORS

ARTICLE 1. PURPOSE

  The purpose of this 1997 Stock Option Plan for Non-Employee Directors is to promote the interests of Vencor, Inc., its subsidiaries and stockholders, by allowing the Company to attract and retain highly qualified non-employee directors by permitting them to obtain or increase their proprietary interest in the Company.

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

  2.1 Definitions. As used in the Plan, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings (in either case, such terms shall apply equally to both the singular and plural forms of the terms defined):

  (a) "Board" shall mean the Board of Directors of the Company.

  (b) "Cause" shall mean, unless otherwise defined in an Option Agreement, a felony conviction of a Non-Employee Director or the failure of a Non-Employee Director to contest prosecution for a felony, or a Non-Employee Director's willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.

  (c) "Change in Control" shall mean any of the following events:

    (1) An acquisition (other than directly from the Company) of any voting securities of the Company ("Voting Securities") by any Person immediately after which such Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) ("Beneficial Ownership and/or Beneficially Owned") of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A Non-Control Acquisition shall mean an acquisition by (i) the Company or any Subsidiary,
(ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

    (2) The individuals who, as of December 31, 1996, are members of the Board ("Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in Rule 14a-11 promulgated under the Exchange Act) ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board ("Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

    (3) Approval by stockholders of the Company of:

      (A) A merger, consolidation or reorganization involving the Company, unless such is a Non-Control Transaction. For purposes of the Plan, the term "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company in which:

        (i) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the voting securities of the corporation resulting from such merger or consolidation or reorganization ("Surviving Corporation") over which any Person has Beneficial Ownership in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

        (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

        (iii) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 20% or more of the then outstanding Voting Securities) has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities;

      (B) A complete liquidation or dissolution of the Company; or

      (C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

    (4) Any other event that the Committee shall determine constitutes an effective Change in Control of the Company.

  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person ("Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

  (e) "Committee" shall mean the Committee provided for in Section 5.1.

  (f) "Company" shall mean Vencor, Inc., a Delaware corporation.

  (g) "Disability" shall mean the total disability as determined by the Committee in accordance with standards and procedures similar to those under the Company's long-term disability plan, or, if none, a physical or mental infirmity which the Committee determines impairs the Participant's ability to perform substantially his or her duties for a period of 180 consecutive days.

  (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

  (i) "Fair Market Value" of the Shares shall mean, as of any applicable date, the closing sale price of the Shares on the New York Stock Exchange or any national or regional stock exchange in which the Shares are traded, or if no such reported sale of the Shares shall have occurred on such date, on the next preceding date on which there was such a reported sale. If there shall be any material alteration in the present system of reporting sale prices of the Shares, or if the Shares shall no longer be listed on the New York Stock Exchange or a national or regional stock exchange, the fair market value of the Shares as of a particular date shall be determined by such method as shall be determined by the Committee.

  (j) "Non-Employee Director" shall mean a member of the Board who is not an employee of the Company or any Subsidiary.

  (k) "Option" shall mean an option granted to an Optionee pursuant to the Plan.

  (l) "Option Agreement" shall mean a written agreement between the Company and an Optionee evidencing the granting of an Option and containing terms and conditions concerning the exercise of the Option.

  (m) "Optionee" shall mean a Non-Employee Director who has been granted an Option or the personal representative, heir or legatee of an Optionee who has the right to exercise the Option upon the death of the Optionee.

  (n) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

  (o) "Plan" shall mean this 1997 Stock Option Plan for Non-Employee Directors, as the same may be amended from time to time.

  (p) "Shares" shall mean the shares of the Company's common stock, par value $.25 per share.

  (q) "Subsidiary" shall mean, with respect to any company, any corporation or other Person of which a majority of its voting power, equity securities or equity interest is owned directly or indirectly by such company.

  2.2 Gender and Number. Except where otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

  2.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3. SHARES SUBJECT TO THE PLAN

  The stock to be offered under the Plan shall be the Shares, which Shares may be unissued Shares or treasury Shares. Subject to the adjustments provided for in Section 6, the aggregate number of Shares to be delivered upon exercise of all Options granted under the Plan shall not exceed 200,000 Shares. Shares subject to, but not delivered under, an Option terminating or expiring for any reason prior to its exercise in full shall be deemed available for Options to be granted thereafter during the term of the Plan.

ARTICLE 4. TERMS AND CONDITIONS OF OPTIONS

  4.1 Non-Discretionary Grants. On January 1 of each year during the term of the Plan, each Non-Employee Director who is elected a director at the preceding annual meeting of shareholders and who is acting as a director on January 1, shall receive a grant of an Option for 3,000 Shares having the following terms and conditions:

  (a) The exercise price of the Option shall be equal to 100% of the Fair Market Value of the Shares on the date the Option is granted.

  (b) The term of the Option shall be ten years from the date of grant unless sooner terminated as provided herein.

  (c) The Option shall be exercisable in four equal annual installments, with the first installment becoming exercisable on the first anniversary of the date of grant of the Option. Notwithstanding the provisions of this Section 4.1, upon a Change in Control or the retirement of the director, the Optionee shall have the right to exercise the Option in full as to all Shares subject to the Option.

  4.2 Termination of Option.

  (a) If the Optionee ceases to be a director of the Company for any reason other than death, Disability, retirement or removal for Cause, the Option shall terminate three months after the Optionee ceases to be a director of the Company (unless the Optionee dies during such period), or on the Option's expiration date, if earlier, and shall be exercisable during such period after the Optionee ceases to be a director of the Company only with respect to the number of Shares which the Optionee was entitled to purchase on the day preceding the day on which the Optionee ceased to be a director.

  (b) If the Optionee ceases to be a director of the Company because of removal for Cause, the Option shall terminate on the date of the Optionee's removal.

  (c) In the event of the Optionee's death, Disability or retirement while a director of the Company, or the Optionee's death within three months after the Optionee ceases to be a director (other than by reason of removal for Cause), the Option shall terminate upon the earlier to occur of (A) 12 months after the date of the Optionee's death, Disability or retirement, or (B) the Option's expiration date. The Option shall be exercisable during such period after the Optionee's death or Disability with respect to the number of Shares as to which the Option shall have been exercisable on the date preceding the Optionee's death or Disability, as the case may be. In the event of the retirement of the director, the Option shall be fully exercisable during such period.

  4.3 Restrictions on Transferability of Option. The Option shall not be transferable by the Optionee otherwise than by bequest or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee; provided, however, that the Optionee may, subject to any restrictions under Section 16(b) of the Exchange Act, transfer the Options to
(i) the Optionee's spouse or lineal descendants ("Immediate Family Members"),
(ii) trusts for the exclusive benefit of such Optionee and/or his Immediate Family Members, or (iii) a partnership or limited liability company in which such Optionee and/or his Immediate Family Members are the only partners or members, as applicable; provided that (a) there may be no consideration for any such transfer and (b) subsequent transfers of any transferred Option shall be prohibited other than by bequest or the laws of descent and distribution. Following transfer, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of the Plan (excluding Section 4.2) the term "Optionee" shall be deemed to refer to the transferee. Notwithstanding the above, the provisions of Section 4.2 concerning the termination of an Option shall continue to be applied with respect to the original Optionee. Any transferred Option shall be exercisable by the transferee only to the extent, and for the periods, specified in the Option Agreement.

  4.4 Payment of Exercise Price. The exercise price shall be paid in cash at the time of exercise, except that in lieu of all or part of the cash, the Optionee may tender to the Company Shares already owned by the Optionee having a Fair Market Value equal to the exercise price, less any cash paid. The Fair Market Value of such tendered Shares shall be determined as of the close of the business day immediately preceding the day on which the Option is exercised.

  4.5 Option Agreement. Each Option shall be evidenced by an Option Agreement which shall set forth the number of Shares for which the Option was granted, the provisions set forth in this Article 4 relating to the Option and such other terms and conditions consistent with the Plan.

ARTICLE 5. ADMINISTRATION

  5.1 The Committee. The Plan is designed to operate automatically and not require any significant administration. To the extent administration is required, the Plan shall be administered by a Committee appointed by the Board which shall include two or more directors of the Company or the entire Board. The Committee shall meet at such times and places as it determines and may meet through a telephone conference call. A majority of its members shall constitute a quorum, and the decision of the majority of those present at any meeting at which a quorum is present shall constitute the decision of the Committee. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made by a majority at a meeting duly held. No discretion concerning decisions under the Plan shall be afforded to a person who is not a "disinterested person." All decisions, determinations and selections made by the Committee pursuant to the provisions of the Plan shall be final. To the extent required by law and Rule 16b-3 promulgated under the Exchange Act, the Committee may delegate its authority hereunder.

  5.2 Section 16 Compliance. It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 6. ADJUSTMENTS UPON CHANGE IN CAPITALIZATION

  Notwithstanding the limitations set forth in Article 3, in the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures or other change in corporate structure of the Company affecting the Shares, the Committee shall make an appropriate and equitable adjustment in the maximum number of Shares available under the Plan or to any one individual and in the number, kind and exercise price of Shares subject to Options granted under the Plan to prevent dilution or enlargement of the rights of Non-Employee Directors under the Plan and outstanding Options.

ARTICLE 7. AMENDMENTS AND DISCONTINUANCE

  7.1 In General. Except as provided in Section 7.2, the Board may discontinue, amend, modify or terminate the Plan at any time.

  7.2 Section 16(b) Compliance. To the extent required to meet the conditions for exemption from Section 16(b) of the Exchange Act or the requirements of any national securities exchange or system on which the Shares are then listed or reported or a regulatory body having jurisdiction with respect thereto, without the approval of the stockholders of the Company, no amendment, modification or termination may:

  (a) materially increase the benefits accruing to Non-Employee Directors under the Plan;

  (b) increase the total number of Shares which may be issued under the Plan, except as provided in Article 6; or

  (c) materially modify the eligibility requirements to receive an Option under the Plan.

  Furthermore, to the extent required to meet the conditions for exemption from Section 16(b) of the Exchange Act, no amendment which would change the amount, price or timing of Option grants, other than to comply with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended (to which the Plan is not currently subject), or the rules and regulations promulgated thereunder, shall be made more than once every six months.

  7.3 No Effect on Outstanding Options. Any Option which is outstanding under the Plan at the time of the Plan's amendment or termination shall remain in effect in accordance with its terms and conditions and those of the Plan as in effect when the Option was granted.

ARTICLE 8. MERGER, CONSOLIDATION, ETC.

  8.1 Conversion on Certain Mergers. In the event the Company merges or consolidates with another corporation, or all or substantially all of the Company's capital stock or assets are acquired by another corporation, and the surviving or acquiring corporation issues shares of its stock to the Company's stockholders in connection with the merger, consolidation or acquisition, the surviving or acquiring corporation shall adopt the Plan. Following such adoption, the Optionee shall, at no additional cost (other than the exercise price), be entitled to receive upon the exercise of an Option, in lieu of the number of Shares to which such Option is then exercisable, the number and class of stock or other securities to which the Optionee would have been entitled pursuant to the terms of the merger, consolidation or acquisition if immediately prior thereto the Optionee had been the holder of record of a number of Shares equal to the number of Shares as to which the Option shall then be exercisable.

  8.2 No Conversion on Other Mergers. In the event that the Company merges or consolidates with another corporation, or all or substantially all of the Company's capital stock or assets are acquired by another corporation, and the surviving or acquiring corporation does not issue shares of its stock to the Company's stockholders in connection with the merger, consolidation or acquisition, then, notwithstanding any other provision of the Plan to the contrary, no Option may be exercised after the effective date of the merger, consolidation or acquisition.

ARTICLE 9. EFFECTIVE DATE AND TERMINATION OF THE PLAN

  9.1 Effective Date. The Plan shall become effective upon adoption by the Board. The Plan shall be rescinded and all Options granted hereunder shall be null and void unless within 12 months from the date of the adoption of the Plan by the Board it shall have been approved by the holders of a majority of the outstanding Shares present or represented and entitled to vote on the Plan at a stockholders' meeting.

  9.2 Termination Date. The Plan shall terminate on the earliest to occur of
(i) the date when all of the Shares available under the Plan shall have been acquired through the exercise of Options granted under the Plan; (ii) 10 years after the date of adoption of the Plan by the Board; or (iii) such earlier date as the Board may determine.

ARTICLE 10. NO RIGHT TO RE-ELECTION

  Neither the Plan, nor any action taken under the Plan, shall be construed as conferring upon a Non-Employee Director any right to continue as a director of the Company, to be renominated by the Board or re-elected by the stockholders of the Company.

ARTICLE 11. INDEMNIFICATION

  No member of the Board or the Committee, nor any officer or employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board, the Committee and each officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

ARTICLE 12. GOVERNING LAW

  The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Delaware without regard to its conflict of laws rules.

  IN WITNESS WHEREOF, this 1997 Stock Option Plan for Non-Employee Directors has been executed by the Company as of the 31st day of December, 1996, being the date the Plan was adopted by the Board.

                                          VENCOR, INC.

                                          By:    /s/ W. Bruce Lunsford
                                            -----------------------------------

                                          Title: Chairman of the Board,
                                                President and Chief Executive
                                                Officer

                                                                      EXHIBIT C

                                 VENCOR, INC.

                       1997 INCENTIVE COMPENSATION PLAN

ARTICLE 1. PURPOSE

  The purpose of this 1997 Incentive Compensation Plan ("Plan") is to advance the interest of Vencor, Inc., a Delaware corporation ("Company"), and its stockholders by encouraging employees who will largely be responsible for the long-term success and development of the Company. The Plan is also intended to provide flexibility to the Company in attracting, retaining and motivating employees and promoting their efforts on behalf of the Company.

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

  2.1 Definitions. As used in the Plan, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings (in either case, such terms shall apply equally to both the singular and plural forms of the terms defined):

  (a) "Award" shall mean, individually or collectively, a grant under the Plan of Options, Restricted Stock, SARs, Performance Units, stock awards and cash awards.

  (b) "Board" shall mean the Board of Directors of the Company.

  (c) "Cause" shall mean, unless otherwise defined in an agreement evidencing an Award, a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant's willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.

  (d) A "Change in Control" shall mean any of the following events:

    (1) An acquisition (other than directly from the Company) of any voting securities of the Company ("Voting Securities") by any Person immediately after which such Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) ("Beneficial Ownership and/or Beneficially Owned") of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A Non-Control Acquisition shall mean an acquisition by (i) the Company or any Subsidiary,
(ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

    (2) The individuals who, as of December 31, 1996, are members of the Board ("Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in Rule 14a-11 promulgated under the Exchange Act) ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board ("Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

    (3) Approval by stockholders of the Company of:

      (A) A merger, consolidation or reorganization involving the Company, unless such is a Non-Control Transaction. For purposes of the Plan, the term "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company in which:

        (i) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the voting securities of the corporation resulting from such merger or consolidation or reorganization ("Surviving Corporation") over which any Person has Beneficial Ownership in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

        (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

        (iii) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 20% or more of the then outstanding Voting Securities) has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities;

      (B) A complete liquidation or dissolution of the Company; or

      (C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

    (4) Any other event that the Committee shall determine constitutes an effective Change in Control of the Company.

  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person ("Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

  (f) "Committee" shall mean the committee described in Section 3.1.

  (g) "Disability" shall mean the total disability as determined by the Committee in accordance with standards and procedures similar to those under the Company's long-term disability plan, or, if none, a physical or mental infirmity which the Committee determines impairs the Participant's ability to perform substantially his or her duties for a period of 180 consecutive days.

  (h) "Employee" shall mean an individual who is a full-time employee of the Company, a Subsidiary or a partnership or limited liability company in which the Company or its Subsidiaries own a majority interest.

  (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

  (j) "Fair Market Value" of the Shares shall mean, as of any applicable date, the closing sale price of the Shares on the New York Stock Exchange or any national or regional stock exchange in which the Shares are traded, or if no such reported sale of the Shares shall have occurred on such date, on the next preceding date on which there was such a reported sale. If there shall be any material alteration in the present system of reporting sale prices of the Shares, or if the Shares shall no longer be listed on the New York Stock Exchange or a national or regional stock exchange, the fair market value of the Shares as of a particular date shall be determined by such method as shall be determined by the Committee.

  (k) "ISOs" shall have the meaning given such term in Section 6.1.

  (1) "NQSOs" shall have the meaning given such term in Section 6.1.

  (m) "Option" shall mean an option to purchase Shares granted pursuant to
Article 6.

  (n) "Option Agreement" shall mean an agreement evidencing the grant of an Option as described in Section 6.2.

  (o) "Option Exercise Price" shall mean the purchase price per Share subject to an Option, which shall not be less than the Fair Market Value of the Share on the date of grant (110% of Fair Market Value in the case of an ISO granted to a Ten Percent Shareholder).

  (p) "Participant" shall mean any Employee selected by the Committee to receive an Award under the Plan.

  (q) "Performance Goals" shall have the meaning given such term in Section
8.4.

  (r)" Performance Period" shall have the meaning given such term in Section
8.3.

  (s) "Performance Unit" shall mean the right to receive a payment from the Company upon the achievement of specified Performance Goals as set forth in a Performance Unit Agreement.

  (t) "Performance Unit Agreement" shall mean an agreement evidencing a Performance Unit Award, as described in Section 8.2.

  (u) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

  (v) "Plan" shall mean this Vencor, Inc. 1997 Incentive Compensation Plan as the same may be amended from time to time.

  (w) "Restriction Period" shall mean the period determined by the Committee during which the transfer of Shares is limited in some way or Shares are otherwise restricted or subject to forfeiture as provided in Article 7.

  (x)"Restricted Stock" shall mean Shares granted pursuant to Article 7 as to which the restrictions have not expired.

  (y) "Restricted Stock Agreement" shall mean an agreement evidencing a Restricted Stock Award, as described in Section 7.2.

  (z) "Retirement" shall mean retirement by a Participant in accordance with the terms of the Company's retirement or pension plans.

  (aa) "Shares" shall mean the shares of the Company's common stock, par value $.25 per share.

  (ab) "Subsidiary" shall mean, with respect to any company, any corporation or other Person of which a majority of its voting power, equity securities, or equity interest is owned directly or indirectly by such company but excluding Atria Communities, Inc.

  (ac) "Ten Percent Shareholder" shall mean an Employee who, at the time an ISO is granted, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

  2.2 Gender and Number. Except where otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

  2.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3. ADMINISTRATION

  3.1 The Committee. The Plan shall be administered by a Committee appointed by the Board consisting of three or more directors of the Company or the entire Board of the Company. Members of the Committee shall be "outside directors" within the meaning of Section 162(m) of the Code (or any successor provision thereto). The Committee shall meet at such times and places as it determines and may meet through a telephone conference call. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

  3.2 Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority to:

  (a) select Participants to whom Awards are granted;

  (b) determine the size, types and frequency of Awards granted under the Plan;

  (c) determine the terms and conditions of Awards, including any restrictions or conditions to the Award, which need not be identical;

  (d) cancel or modify, with the consent of the Participant, outstanding Awards and to grant new Awards in substitution therefor;

  (e) accelerate the exercisability of any Award, for any reason;

  (f) construe and interpret the Plan and any agreement or instrument entered into under the Plan;

  (g) establish, amend and rescind rules and regulations for the Plan's administration; and

  (h) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.

  The Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee may delegate its authority as identified hereunder; provided, however, that such delegation is permitted by law and Rule 16b-3 promulgated under the Exchange Act and that such delegation would not jeopardize compliance with the "outside directors" requirements (or any other applicable requirement) under Section 162(m) of the Code.

  3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding upon all persons, including the Company, its stockholders, Employees, Participants and their estates and beneficiaries.

  3.4 Section 16 Compliance; Bifurcation of Plan. It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act. Notwithstanding anything in the Plan to the contrary, the Board or the Committee, in its discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

ARTICLE 4. SHARES AVAILABLE UNDER THE PLAN

  4.1 Number of Shares. Subject to adjustment as provided in Section 4.2, the number of Shares reserved for issuance upon the exercise of Awards and the payment of benefits in connection with Awards is 3,400,000 Shares. Any Shares issued under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. If and to the extent an Award shall expire or terminate for any reason without having been exercised in full (including a cancellation and regrant of an Option), or shall be forfeited, the Shares (including Restricted Stock) associated with such Awards shall again become available for Awards under the Plan.

  4.2 Adjustments in Authorized Shares and Outstanding Awards. In the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures, or other change in the corporate structure of the Company affecting the Shares, the Committee may substitute or adjust the total number and class of Shares or other stock or securities which may be issued under the Plan, and the number, class and/or price of Shares subject to outstanding Awards, as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Participants and to preserve, without exceeding, the value of any outstanding Awards; and further provided, that the number of Shares subject to any Award shall always be a whole number. In the case of ISOs, such adjustments shall be made in such a manner so as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

  All Employees are eligible to receive Awards under the Plan. In selecting Employees to receive Awards under the Plan, as well as in determining the number of Shares subject to, and the other terms and conditions applicable to, each Award, the Committee shall take into consideration such factors as it deems relevant in promoting the purposes of the Plan, including the duties of the Employees, their present and potential contribution to the success of the Company and their anticipated number of years of active service as employees.

ARTICLE 6. STOCK OPTIONS

  6.1 Grant of Options. Subject to the terms and provisions of the Plan, the Committee may grant Options to Participants at any time and from time to time, in the form of options which are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("ISOs"), Options which are not intended to so qualify ("NQSOs") or a combination thereof. All ISOs must be granted within ten years from the date on which the Plan was adopted by the Board, and may only be granted to employees of the Company or any subsidiary corporation (within the meaning of Section 422(f)). The maximum number of Shares with respect to which Options may be granted to any Participant during any calendar year shall be 250,000, subject to adjustment as provided in Section 4.2.

  6.2 Option Agreement. Each Option shall be evidenced by an Option Agreement that shall specify the Option Exercise Price, the duration of the Option, the number of Shares to which the Option relates and such other provisions as the Committee may determine or which are required by the Plan. The Option Agreement shall also specify whether the Option is intended to be an ISO or a NQSO and shall include such provisions applicable to the particular type of Option granted.

  6.3 Duration of Options. Each Option shall expire at such time as is determined by the Committee at the time of grant; provided, however, that no Option shall be exercised later than the tenth anniversary of its grant (fifth anniversary in the case of an ISO granted to a Ten Percent Shareholder).

  6.4 Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve at the time of grant, which need not be the same for each grant or for each Participant. Except as provided in Section 6.6, however, in no event may any Option become exercisable within six months of the date of grant in the case of any Participant subject to Section 16(b) of the Exchange Act. Subject to the foregoing sentence, the Committee may accelerate the exercisability of any Option. Options shall be exercised, in whole or in part, by delivery to the Company of a written notice of exercise, setting forth the number of Shares with respect to which the Option is to be exercised and accompanied by full payment of the Option Exercise Price and all applicable withholding taxes.

  6.5 Payment of Option Exercise Price. The Option Exercise Price for Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise either (a) in cash in the form of currency or other cash equivalent acceptable to the Company, (b) by tendering Shares having a Fair Market Value (determined as of the close of the business day immediately preceding the day on which the Option is exercised) equal to the Option Exercise Price (provided, however, that in the case of a Participant subject to Section 16(b) of the Exchange Act, such Shares have been held by the Participant for at least six months prior to their tender), (c) any other reasonable consideration that the Committee may deem appropriate or (d) by a combination of the forms of consideration described in (a), (b) and (c) of this Section 6.5. The Committee may permit the cashless exercise of Options as described in Regulation T promulgated by the Federal Reserve Board, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

  6.6 Vesting Upon Change in Control. Upon a Change in Control, any then outstanding Options held by Participants shall become fully vested and immediately exercisable. Furthermore, if provided in an Option Agreement, the Participant shall have the right to sell the Option back to the Company for an amount generally equal to the excess of the Fair Market Value of the Shares subject to the Option over the Option Price.

  6.7 Termination of Employment. If the employment of a Participant is terminated for Cause, all then outstanding Options of such Participant, whether or not exercisable, shall terminate immediately. If the employment of a Participant is terminated for any reason other than for Cause, death, Disability or Retirement, to the extent then outstanding Options of such Participant are exercisable, such Options may be exercised by such Participant or such Participant's personal representative at any time prior to the expiration date of the Options or within 90 days after the date of such termination of employment, whichever is earlier. In the event of the Retirement of a Participant, to the extent then outstanding Options of such Participant are exercisable, such Options may be exercised by the Participant
(a) in the case of NQSOs, within two years after the date of Retirement and
(b) in the case of ISOs, within 90 days after Retirement; provided, however, that no such Options may be exercised on a date subsequent to their expiration. In the event of the death or Disability of a Participant while employed by the Company or a Subsidiary, all then outstanding Options of such Participant shall become fully vested and immediately exercisable, and may be exercised at any time (a) in the case of NQSOs, within two years after the date of death or determination of Disability and (b) in the case of ISOs, within one year after the date of death or determination of Disability; provided, however, that no such Options may be exercised on a date subsequent to their expiration. In the event of the death of a Participant, the Option may be exercised by the person or persons to whom rights pass by will or by the laws of descent and distribution, or if appropriate, the legal representative of the deceased Participant's estate. In the event of the Disability of a Participant, Options may be exercised by the Participant, or if such Participant is incapable of exercising the Options, by such Participant's legal representative.

  6.8 Transferable Options. The Committee may, in its discretion by appropriate provision in the Participant's Option Agreement, authorize all or a portion of any NQSOs to be granted to a Participant be on terms which permit transfer by such Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate

Family Members"), (ii) a trust or trusts for the exclusive benefit of such Participant and/or his Immediate Family Members, or (iii) a partnership or limited liability company in which such Participant and/or his Immediate Family Members are the only partners or members, as applicable; provided that
(a) there may be no consideration for any such transfer, (b) the Option Agreement must expressly provide for transferability in a manner consistent with this Section and (c) subsequent transfers of transferable NQSOs shall be prohibited except by will or the laws of descent and distribution. Following transfer, any such NQSOs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Article 6 (excluding Section 6.7) the term "Participant" shall be deemed to refer to the transferee. The events of termination of employment as set forth in Section 6.7 shall continue to be applied with respect to the original Participant. Any transferred NQSOs shall be exercisable by the transferee only to the extent, and for the periods, specified in the Option Agreement.

  6.9 Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted Option from a Participant by mutual agreement before such Option has been exercised by payment to the Participant of an amount equal to the amount by which (i) the Fair Market Value of the Shares subject to the Option on the date immediately preceding the date of repurchase exceeds (ii) the Option Exercise Price of such Shares.

  6.10 Certificate Legend. For any Shares issued upon exercise of an ISO, the Company may legend such Shares as it deems appropriate.

ARTICLE 7. RESTRICTED STOCK

  7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee may grant shares of Restricted Stock to Participants at any time and from time to time and upon such terms and conditions as it may determine.

  7.2 Restricted Stock Agreement. Each grant of Restricted Stock shall be evidenced by a Restricted Stock Agreement which shall specify the Restriction Period, the number of shares of Restricted Stock granted and such other provisions as the Committee may determine and which are required by the Plan.

  7.3 Non-Transferability of Restricted Stock. Except as provided in this
Article 7, shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Restriction Period as specified in the Restricted Stock Agreement, or upon earlier satisfaction of any other conditions determined at the time of grant specified in the Restricted Stock Agreement. Except as provided in
Section 7.8, however, in no event may any Restricted Stock become vested in a Participant subject to Section 16(b) of the Exchange Act prior to six months following the date of its grant.

  7.4 Other Restrictions. The Committee may impose such other restrictions on any shares of Restricted Stock as it may deem advisable, including, without limitation, restrictions based upon the achievement of Performance Goals, years of service and/or restrictions under applicable Federal or state securities laws. The Committee may provide that any share of Restricted Stock shall be held (together with a stock power executed in blank by the Participant) in custody by the Company until any or all restrictions thereon shall have lapsed.

  7.5 Reacquisition of Restricted Stock. Committee shall determine and set forth in a Participant's Restricted Stock Agreement such events upon which a Participant's shares of Restricted Stock shall be reacquired by the Company, which may include, without limitation, the termination of a Participant's employment during the Restriction Period or the nonachievement of Performance Goals. Any such forfeited shares of Restricted Stock held by a Participant which are to be reacquired by the Company shall be immediately returned to the Company by the Participant, and the Participant shall only receive the amount, if any, paid by the Participant for such Restricted Stock.

  7.6 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 7.4, each certificate representing shares of Restricted Stock shall bear the following legend:

    "The sale or other transfer of the shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Vencor, Inc. 1997 Incentive Compensation Plan, and in the related Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Vencor, Inc."

  7.7 Lapse of Restrictions Generally. Except as otherwise provided in this
Article 7, shares of Restricted Stock shall be delivered to the Participant and no longer subject to reacquisition after the last day of the Restriction Period; provided, however, that if the restriction relates to the achievement of a Performance Goal, the Restriction Period shall not end until the Committee has certified in writing that the Performance Goal has been met. Once the shares of Restricted Stock are released from their restrictions, the Participant shall be entitled to have the legend required by Section 7.6 removed from the Participant's share certificate, which certificate shall thereafter represent Shares free from any and all restrictions under the Plan.

  7.8 Lapse of Restrictions Upon Change in Control. Upon a Change in Control, any restrictions and other conditions pertaining to then outstanding shares of Restricted Stock held by Participants, including, but not limited to, vesting requirements, shall lapse and such Shares shall thereafter be immediately free from any and all restrictions under the Plan.

  7.9 Voting Rights; Dividends and Other Distributions. Unless the Committee exercises its discretion as provided in Section 7.10, during the Restriction Period, Participants holding shares of Restricted Stock may exercise full voting rights, and shall be entitled to receive all dividends and other distributions paid, with respect to such Restricted Stock. If any dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions as the shares of Restricted Stock with respect to which they were paid.

  7.10 Treatment of Dividends. At the time shares of Restricted Stock are granted to a Participant, the Committee may, in its discretion, determine that the payment of dividends, or a specified portion thereof, declared or paid on such Shares shall be deferred until the lapse of the restrictions with respect to such Shares, in which event such deferred dividends shall be held by the Company for the account of the Participant. In the event of such deferral, there may be credited at the end of each year (or portion thereof) interest on the amount of the account during the year at a rate per annum as the Committee, in its discretion, may determine. Deferred dividends, together with interest accrued thereon, if any, shall be (i) paid to the Participant upon the lapse of restrictions on the shares of Restricted Stock as to which the dividends related or (ii) revert to the Company upon the reacquisition of such Shares.

  7.11 Termination of Employment. If the employment of a Participant is terminated for any reason other than death or Disability prior to the expiration of the Restriction Period applicable to any shares of Restricted Stock then held by the Participant, such Shares shall thereupon be immediately reacquired by and returned to the Company, and the Participant shall only receive the amount, if any, paid by the Participant for such Restricted Stock. If the employment of a Participant is terminated as a result of death or Disability prior to the expiration of the Restriction Period applicable to any Shares of Restricted Stock then held by the Participant, any restrictions and other conditions pertaining to such Shares then held by the Participant, including, but not limited to, vesting requirements, shall immediately lapse and such Shares shall thereafter be immediately transferable and nonforfeitable. Notwithstanding anything in the Plan to the contrary, except in the case of Restricted Stock for which a Performance Goal must be achieved, the Committee may determine, in its sole discretion, in the case of any termination of a Participant's employment other than for Cause, that the restrictions on some or all of the shares of Restricted Stock awarded to a Participant shall immediately lapse and such Shares shall thereafter be immediately transferable and nonforfeitable.

ARTICLE 8. PERFORMANCE UNITS

  8.1 Grant of Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, grant Performance Units which will become payable to a Participant upon certification in writing by the Committee that the Performance Goals related thereto have been achieved. The maximum number of Performance Units which may be awarded to a Participant during any calendar year shall be 100,000 units, subject to adjustment as provided in Section 4.2. If the Performance Goals are achieved in full, and the Participant remains employed with the Company as of the end of the relevant Performance Period, the Participant will be allocated Shares equal to the number of Performance Units initially awarded to the Participant for the relevant Performance Period. Each award of Performance Units may provide for the allocation of fewer Performance Units in the event of partial fulfillment of Performance Goals.

  8.2 Performance Unit Agreement. Each Performance Unit grant shall be evidenced by a Performance Unit Agreement that shall specify the Performance Goals, the Performance Period and the number of Performance Units to which it pertains.

  8.3 Performance Period. The period of performance ("Performance Period") with respect to each Performance Unit shall be such period of time, which shall not be less than six months, nor more than five years, as determined by the Committee, for the measurement of the extent to which Performance Goals are attained.

  8.4 Performance Goals. The goals ("Performance Goals") that are to be achieved with respect to each Performance Unit (or Restricted Stock, stock award or cash award subject to a requirement that Performance Goals be achieved), shall be those objectives established by the Committee as it deems appropriate, and which may be expressed in terms of (a) earnings per Share,
(b) Share price, (c) pre-tax profit, (d) net earnings, (e) return on equity or assets, (f) revenues, (g) any combination of the foregoing, or (h) such other goals as the Committee may determine. Performance Goals may be in respect of the performance of the Company and its Subsidiaries (which may be on a consolidated basis), a Subsidiary, a division or other operating unit of the Company. Performance Goals may be absolute or relative and may be expressed in terms of a progression within a specified range. The Committee shall establish Performance Goals applicable to a particular fiscal year within 90 days of the commencement of such fiscal year, provided that the outcome of the Performance Goal is substantially uncertain at the time of its adoption. The Performance Goals with respect to a Performance Period shall be established by the Committee in order to comply with Rule 16b-3 under the Exchange Act and
Section 162(m) of the Code, as applicable. The Committee shall determine the target levels of performance that must be achieved with respect to each criteria that is identified in a Performance Goal in order for a Performance Goal to be treated as attained in whole or in part. In the event that the Performance Goals are based on more than one business criteria, the Committee may determine to make a grant of an Award upon attainment of the Performance Goal relating to any one or more of such criteria.

  8.5 Termination of Employment. If the employment of a Participant shall terminate prior to the expiration of the Performance Period for any reason other than for death or Disability, the Performance Units then held by the Participant shall terminate. In the case of termination of employment by reason of death or Disability of a Participant prior to the expiration of the Performance Period, then all Performance Units which are potentially available under an outstanding Award and which have not been issued shall be fully vested in, paid and issued to Participant or, in the case of Participant's death, shall be vested in, paid and issued to Participant's estate, as of the date of the Participant's death.

  8.6 Payment Upon Change In Control. Upon a Change in Control, any and all outstanding Performance Units which are potentially available under any outstanding Award shall become fully vested and immediately payable.

  8.7 Payment of Performance Units. Subject to such terms and conditions as the Committee may impose, and unless otherwise provided in the Performance Unit Agreement, Performance Units shall be payable within 90 days following the end of the Performance Period during which the Participant attained at least the minimum acceptable level of achievement under the Performance Goals, or 90 days following a Change in Control, as applicable. The Committee, in its discretion, may determine at the time of payment required in connection with a Performance Unit whether such payment shall be made (a) solely in cash, (b) solely in Shares (valued at the Fair Market Value of the Shares on the date of payment) or (c) a combination of cash and Shares; provided, however, that if a Performance Unit becomes payable upon a Change in Control, the Performance Unit shall be paid solely in cash.

  8.8 Designation of Beneficiary. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the right to receive payments under a Performance Unit is to be paid in case of the Participant's death before receiving any or all such payments. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company and shall be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

  8.9 No Rights as Stockholder. The award of Performance Units to a Participant shall not create any rights in such Participant as a stockholder of the Company, until the payment of any Shares associated with such Performance Units.

ARTICLE 9. STOCK APPRECIATION RIGHTS

  9.1 Grant of Stock Appreciation Rights. An SAR is a right to receive, without payment to the Company, a number of Shares, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in Section 9.5. An SAR may be granted (a) with respect to any Option granted under the Plan, either concurrently with the grant of such Option or at such later time as determined by the Committee (as to all or any portion of the Shares subject to the Option) or (b) alone, without reference to any Option.

  9.2 Number of SARs. Each SAR granted to any Participant shall relate to such number of Shares as the Committee shall determine, subject to adjustment as provided in Section 4.2. If an SAR is granted in conjunction with an Option, the number of Shares to which the SAR pertains shall be reduced by the same number for which the holder of the Option exercises the related Option. The maximum number of SARs which may be granted to any Participant during any calendar year shall be 100,000, subject to adjustment as provided in Section 4.2.

  9.3 Duration. Subject to early termination as herein provided, the term of each SAR shall be as determined by the Committee, but shall not exceed ten years from the date of grant. Unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the Option, if any, to which it relates is exercisable. Notwithstanding the above, no SAR may be exercised during the first six months of its term. Subject to the foregoing sentence, the Committee may, in its discretion, accelerate the exercisability of any SAR.

  9.4 Exercise. A holder may exercise an SAR, in whole or in part, by giving written notice to the Company, specifying the number of SARs which such Participant wishes to exercise. Upon receipt of such written notice, the Company shall deliver, within 90 days thereafter, to the exercising holder, certificates for the Shares or cash or both as determined by the Committee, to which the Participant is entitled pursuant to Section 9.5.

  9.5 Payment.

  (a) Number of Shares. Subject to the right of the Committee to deliver cash in lieu of Shares (which, as it pertains to officers and directors of the Company, shall comply with all requirements of the Exchange Act and regulations adopted thereunder), the number of Shares which shall be issuable upon the exercise of an SAR shall be determined by dividing (i) the number of Shares to which the SAR is exercised multiplied by the amount of the appreciation in such Shares (for this purpose, the "appreciation" shall be the amount by which the Fair Market Value of the Shares subject to the SAR on the date of exercise exceeds (x) in the case of an SAR related to an Option, the Option Exercise Price of the Shares under the Option or (y) in the case of an SAR granted alone without reference to a related Option, an amount that the Committee determined at the time of grant to be the Fair Market Value of a Share, subject to adjustment as provided in Section 4.2) by
(ii) the Fair Market Value of a Share on the exercise date.

  (b) Cash. In lieu of issuing Shares upon the exercise of an SAR, the Committee may elect, in its sole discretion, to pay the holder of the SAR cash equal to the Fair Market Value on the exercise date of any or all of the Shares which would otherwise be issuable. No fractional Shares shall be issued upon exercise of an SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a Share on the exercise date or to purchase the portion necessary to make a whole Share at its Fair Market Value on the date of exercise.

  9.6 SAR Agreement. Each SAR shall be evidenced by an SAR Agreement that shall further specify the terms and conditions of such Award. Any terms and conditions of the Award shall be consistent with the terms of the Plan.

ARTICLE 10. STOCK AND CASH AWARDS

  A stock award consists of the transfer by the Company to a Participant of Shares, without other payment therefor, as additional compensation for services to the Company. A cash award consists of a monetary payment made by the Company to a Participant as additional compensation for services to the Company. The Committee shall determine, in its sole discretion, the amount of any stock or cash award. Stock and cash awards may be subject to the terms and conditions, which may vary from time to time and among Participants, as the Committee deems appropriate. The maximum amount of a cash award which may be granted to a Participant during any calendar year under the Plan shall not be greater than $500,000. Payment of a stock or cash award will normally depend on meeting Performance Goals. Each award of stock or cash may provide for lesser payment in the event of partial fulfillment of Performance Goals.

ARTICLE 11. AMENDMENT, MODIFICATION AND TERMINATION

  11.1 Effective Date. The Plan shall become effective upon adoption by the Board. The Plan shall be rescinded and all Options, Shares of Restricted Stock, SARs and Performance Units granted hereunder shall be null and void unless within 12 months from the date of the adoption of the Plan by the Board it shall have been approved by the holders of a majority of the outstanding Shares present or represented and entitled to vote on the Plan at a stockholders' meeting.

  11.2 Termination Date. The Plan shall terminate on the earliest to occur of
(a) the tenth anniversary of the adoption of the Plan by the Board, (b) the date when all Shares available under the Plan shall have been acquired pursuant to the exercise of Awards and the payment of all benefits in connection with Performance Unit Awards has been made or (c) such other date as the Board may determine in accordance with Section 11.3.

  11.3 Amendment, Modification and Termination. The Board may, at any time, amend, modify or terminate the Plan. Without the approval of the stockholders of the Company (as may be required by the Code, Section 16 of the Exchange Act and the rules promulgated thereunder, any national securities exchange or system on which the Shares are then listed or reported or a regulatory body having jurisdiction with respect hereto), however, no such amendment, modification or termination may:

  (a) materially increase the benefits accruing to Participants under the Plan;

  (b) increase the total amount of Shares which may be issued under the Plan, except as provided in Section 4.2; or

  (c) materially modify the class of Employees eligible to participate in the Plan.

  11.4 Awards Previously Granted. No amendment, modification or termination of the Plan shall in any manner adversely affect any outstanding Award without the written consent of the Participant holding such Award.

ARTICLE 12. NON-TRANSFERABILITY

  Except as expressly provided in the Plan, a Participant's rights under the Plan may not be assigned, pledged or otherwise transferred other than by will or the laws of descent and distribution, except that upon a Participant's death, the Participant's rights to payment pursuant to a Performance Unit may be transferred to a beneficiary designated in accordance with Section 8.8. Except as expressly provided in the Plan, during a Participant's lifetime, an Award may be exercised only by such Participant.

ARTICLE 13. NO GRANTING OF EMPLOYMENT RIGHTS

  Neither the Plan, nor any action taken under the Plan, shall be construed as giving any Employee the right to become a Participant, nor shall an Award under the Plan be construed as giving a Participant any right with respect to continuance of employment by the Company. The Company expressly reserves the right to terminate, whether by dismissal, discharge or otherwise, a Participant's employment at any time, with or without Cause, except as may otherwise be provided by any written agreement between the Company and the Participant.

ARTICLE 14. WITHHOLDING

  14.1 Tax Withholding. A Participant shall remit to the Company an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA and Medicare obligation) required by law to be withheld with respect to any grant, exercise or payment made under or as a result of the Plan.

  14.2 Share Withholding. If the Company has a withholding obligation upon the issuance of Shares under the Plan, a Participant may, subject to the discretion of the Committee, elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the withholding tax is to be determined equal to the amount required to be withheld under applicable law. Notwithstanding the foregoing, the Committee may, by the adoption of rules or otherwise, modify the provisions of this Section 14.2 or impose such other restrictions or limitations on such elections as may be necessary to ensure that such elections will be exempt transactions under Section 16(b) of the Exchange Act.

ARTICLE 15. INDEMNIFICATION

  No member of the Board or the Committee, nor any officer or Employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board, the Committee and each officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

ARTICLE 16. SUCCESSORS

  All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether the existence of such successor is a result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 17. GOVERNING LAW

  To the extent not preempted by Federal law, the Plan, and all agreements under the Plan, shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules. Furthermore, the Plan and all Option Agreements relating to ISOs shall be interpreted so as to qualify as incentive stock options under the Code.

  IN WITNESS WHEREOF, this Vencor, Inc. 1997 Incentive Compensation Plan has been executed by the Company as of the 31st day of December, 1996, being the date the Plan was adopted by the Board.

                                          VENCOR, INC.

                                          By:    /s/ W. Bruce Lunsford
                                            -----------------------------------

                                          Title: Chairman of the Board,
                                                President and Chief Executive
                                                Officer

                                   P R O X Y
                                  DETACH CARD
7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7
                                  VENCOR, INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  MAY 15, 1997

  The undersigned hereby appoints W. Bruce Lunsford and W. Earl Reed, III, and each of them, his or her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Vencor, Inc. to be held at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, May 15, 1997, at 9:00 a.m.
(EDT), and at any adjournments thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments thereof.
  The Board of Directors recommends a vote FOR the following proposals:

1.ELECTION OF DIRECTORS
  For [_] the election of Michael R. Barr, Walter F. Beran, Ulysses L. Bridgeman, Jr., Elaine L. Chao, Donna R. Ecton, Greg D. Hudson, William H. Lomicka, W. Bruce Lunsford, W. Earl Reed, III, and R. Gene Smith as directors, or WITHHOLD AUTHORITY [_] to vote for all nominees in such election.
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.

2.APPROVAL OF VENCOR, INC. 1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.
  Approval of Vencor, Inc. 1997 Stock Option Plan for Non-Employee Directors.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3.APPROVAL OF VENCOR, INC. 1997 INCENTIVE COMPENSATION PLAN.
  Approval of Vencor, Inc. 1997 Incentive Compensation Plan
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

                                  DETACH CARD
7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7

  THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE FOREGOING PROPOSALS.

  PLEASE FILL IN, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING
ENVELOPE.

                                           Dated: _______________________, 1997

                                           ------------------------------------
                                                        Signature

                                           ------------------------------------
                                               Signature (if held jointly)
                                           Signatures of stockholders should
                                           correspond exactly with the names
                                           shown on the proxy card. Attorneys,
                                           trustees, executors,
                                           administrators, guardians and
                                           others signing in a representative
                                           capacity should designate their
                                           full titles.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU WILL NEED AN ADMISSION TICKET. PLEASE CHECK THE FOLLOWING BOX IF YOU WANT AN ADMISSION TICKET: [_]